UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hector Communications Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock par value $.01 per share (“HCC Common Stock”).
(2) Aggregate number of securities to which transaction applies:
4,394,427 shares of HCC Common Stock consisting of: (i) 4,046,585 shares of HCC Common Stock; and, options to purchase 347,842 shares of HCC Common Stock.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001070 by the sum of: the product of 4,046,585 shares of HCC common stock and the merger consideration of $36.40 per share in cash ($147,295,694), plus $6,857,609 payable upon cancellation of options to purchase 347,842 shares of HCC Common Stock.

(4) Proposed maximum aggregate value of transaction:
$154,153,303
(5) Total fee paid:
$16,494.40
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[Hector Communications Corporation Letterhead]

[Subject to Completion, August 4, 2006]

Dear Fellow Shareholder:

The Board of Directors of Hector Communications Corporation (“HCC” or the “Company”) is pleased to announce that it has unanimously approved a merger transaction (the “Merger”) in which HCC will be acquired by Hector Acquisition Corp. (“Acquisition Corp.”), a corporation one-third owned by each of Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc., three independent local exchange carriers operating in Minnesota. Under the Merger each share of HCC’s outstanding common stock will be converted into the right to receive $36.40 in cash, without interest.

Your Board of Directors has been working diligently for approximately one year evaluating various strategic alternatives that would enhance shareholder value. After careful consideration of numerous alternatives and extensive negotiations, the Board of Directors concluded that the proposal from Acquisition Corp., in which each HCC shareholder will receive $36.40 in cash per share, was the best alternative to enhance shareholder value.

The Board of Directors and a Special Committee consisting of HCC’s independent directors (the “Special Committee”) determined that the right to receive $36.40 in cash for each share of HCC common stock is fair to, and is in the best interests of, the Company’s shareholders. The Board of Directors and the Special Committee unanimously recommend that shareholders vote in favor of the Merger.

Your vote is very important:   In order for this transaction to be completed, it must be approved by holders of 75% of all outstanding shares of the Company’s common stock. If approved, this transaction will provide you with cash of $36.40 for each share of HCC common stock you own.

You are cordially invited to attend a special meeting of HCC shareholders to vote on the adoption of the Merger (the “Special Meeting”). Whether or not you plan to attend the Special Meeting, please take the time to vote on the proposed Merger by completing and mailing the enclosed proxy card to us. Please sign, date and mail your proxy card indicating how you wish to vote. If you fail to return your proxy card, the effect will be the same as voting against the Merger.

The date, time and place for the Special Meeting is:                , 2006 at 9:00 a.m. Central Daylight Time, at                                      ,                                 ,                                , Minnesota.

The enclosed Proxy Statement provides you with detailed information about the Merger. In addition, you may obtain information about HCC from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document, including appendices, carefully.

Sincerely,

Curtis A. Sampson
Chairman and Chief Executive Officer

The Merger has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities regulators nor has the SEC or any state securities regulator passed upon the fairness or merits of the Merger or upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is unlawful.

This Proxy Statement is dated                       , 2006, and is first being mailed to shareholders on or about                            , 2006.

HECTOR COMMUNICATIONS CORPORATION
211 South Main Street
Hector, Minnesota 55342

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on                              , 2006

To the Shareholders of Hector Communications Corporation:

Notice is hereby given that a special meeting of the shareholders (the “Special Meeting”) of Hector Communications Corporation (“HCC” or the “Company”) will be held at                                               ,                           , Minnesota, on                       , 2006, at 9:00 a.m. Central Daylight Time, to consider and vote upon a proposal recommended by the Board of Directors of HCC and a special committee of HCC’s independent directors to approve and adopt an Agreement and Plan of Merger dated as of June 27, 2006 (the “Merger Agreement”) between HCC, Hector Acquisition Corp. (“Acquisition Corp.”) and the three one-third owners of Acquisition Corp., Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc., and to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting. The Merger Agreement provides that: (i) Acquisition Corp. will be merged with and into HCC with HCC being the surviving corporation (the “Merger”); and (ii) each shareholder of HCC (other than shareholders who properly exercise their dissenters’ rights under Minnesota law) will become entitled to receive $36.40 in cash for each outstanding share of HCC common stock owned immediately prior to the effective date of the Merger (the “HCC common stock”). A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement (the “Proxy Statement”). The Merger Agreement is also described in the attached Proxy Statement.

The Board of Directors of HCC has fixed the close of business on                      , 2006 as the Record Date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment(s) and postponement(s) of the Special Meeting. A complete list of the shareholders entitled to vote at the Special Meeting or any adjournments or postponements of the Special Meeting will be available at the Special Meeting.

Approval of this transaction requires that holders of at least 75% of all outstanding common stock on the record date vote in favor of the Merger.

You have the unconditional right to revoke your proxy at any time prior to its use at the Special Meeting by either attending the Special Meeting and voting in person, delivering to HCC prior to the vote at the Special Meeting a duly executed proxy with a later date than your original proxy, or giving written notice of revocation to HCC, addressed to Paul N. Hanson, Secretary, 211 South Main Street, Hector, Minnesota 55342 prior to the vote at the Special Meeting. If you return a proxy without specifying a choice on the proxy, the proxy will be voted “FOR” the Merger. Additional information regarding the Special Meeting is in the attached Proxy Statement.

Under Minnesota law, holders of shares of HCC common stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon compliance with Section 302A.473 of the Minnesota Business Corporation Act (the “Minnesota Act”). This right is explained more fully under “The Merger—Dissenters’ Rights” in the accompanying Proxy Statement. The dissenters’ rights provisions of the Minnesota Act are attached to the Proxy Statement as Appendix C.

Whether or not you expect to attend the Special Meeting in person, please complete, sign, date and return the accompanying proxy without delay in the enclosed postage prepaid envelope. The proxy is revocable and will not be used if you are present and vote in person. If you receive more than one proxy card because you own shares registered in different names, or at different addresses, please sign and return each proxy card.

By order of the Board of Directors,
Curtis A. Sampson,
Chairman and Chief Executive Officer
Hector, Minnesota
, 2006

ADDITIONAL INFORMATION

HCC is subject to the informational requirements of the Securities Exchange Act of 1934. HCC files reports and other information with the Securities and Exchange Commission (which we refer to as the “SEC”).

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, Proxy Statements and other information regarding registrants that file electronically with the SEC.

If you have questions about the Special Meeting or the Merger after reading this proxy, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Paul N. Hanson, Secretary, at Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342, telephone: (320) 848-6611.

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
The Parties
The Merger and the Special Meeting
The Merger Agreement
FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
Date, Place, Time and Purpose
Matters to Be Considered at the Meeting; Effect of Approval of Merger Agreement
Record Date; Voting at the Meeting
Vote Required
Solicitation; Revocation and Use of Proxies
Surrender of Share Certificates
SPECIAL FACTORS
Background of the Merger
Reasons for the Merger and Recommendation of the Board of Directors
The Board and Special Committee’s Recommendation
Opinion of Hector’s Financial Advisor—Stifel, Nicolaus & Company, Incorporated
Certain Effects of the Merger
Certain Federal Income Tax Consequences
Characterization of the Merger for Federal Income Tax Purposes
Tax Treatment of Merger to Shareholders
Information Concerning HCC Common Stock
Certain Financial Projections
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Change of Control Agreements
Voting Agreements
Indemnification
Treatment of Options and Warrants
Fees Payable to the Financial Advisors
THE MERGER
Merger Consideration and Treatment of HCC Common Stock, Options and Warrants
Structure and Effective Time
Directors and Officers
Representations and Warranties
Covenants
No Solicitation of Acquisition Proposals
Change of Control and Severance Agreements
Indemnification
Conditions to the Merger
Termination
Termination Fee and Expense Reimbursement
Employment by HCC
Conduct of HCC’s Business After the Merger
Effective Time

i

Regulatory Requirements
Financing
Expenses of the Transaction
Amendment and Waiver
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEPENDENT AUDITORS
OTHER MATTERS
APPENDIX A Agreement and Plan of Merger	A-1
APPENDIX B Opinion of Stifel, Nicolaus & Company, Incorporated	B-1
APPENDIX C Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.                           Why should shareholders approve the Merger?

A.                           The Board of Directors (the “Board”) believes the Merger is in the best interest of HCC’s shareholders. The Merger provides cash for each share of HCC common stock at a premium of approximately 67% over the closing price on May 2, 2005, the day before HCC announced it was exploring strategic alternatives and a premium of approximately 36% over the closing price on September 9, 2005, when the Company received an unsolicited offer to buy the Company at $30.25 per share. The price also represents a premium of 23% over the closing price of $29.60 per share on June 26, 2006, the last trading day before the transaction was publicly announced. The Board and a special committee comprised of independent directors of HCC (the “Special Committee”) have unanimously determined that the Merger and the consideration to be received is fair to, and is in the best interests of, the shareholders of the Company. See “Special Factors - Reasons for the Merger and Recommendation of the Board of Directors.”  You should also know that three members of the Board of Directors, Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson, who beneficially own approximately 10.7% of all outstanding HCC shares, have entered into voting agreements with Acquisition Corp. that require them to vote in favor of the Merger and have granted to Acquisition Corp. proxies with respect to voting approximately 9.3% of their shares in favor of the Merger. See “Interests of Certain Persons in the Merger—Voting Agreements”.

Q.                           Who is acquiring HCC?

A.                           Hector Acquisition Corp. (“Acquisition Corp.”) is one-third owned by each of Blue Earth Valley Communications, Arvig Enterprises, Inc. and New Ulm Telecom, Inc. three independent local exchange carriers operating in Minnesota (collectively, the “Parent”). Blue Earth Valley Communications, Inc. and Arvig Enterprises, Inc. are privately owned, and New Ulm Telecom, Inc. is a public corporation with its stock traded on the OTC Bulletin Board under the symbol “NULM.BB.”

Q.                           What will the shareholders receive in exchange for HCC common stock?

A.                           Each share of HCC common stock, other than shares owned by Acquisition Corp., Parent and shareholders who have demanded and satisfied the procedures relating to dissenters’ rights, will be converted automatically into the right to receive $36.40 per share in cash, without interest.

Q.                           Where and when is the Special Meeting?

A.                           The Special Meeting of HCC shareholders will be held at 9:00 a.m. Central Daylight Time, on                                  , 2006, at                                     ,                           , Minnesota, subject to adjournment or postponement (the “Special Meeting”).

Q.                           How will I be taxed on the Merger?

A.                           For U.S. Federal income tax purposes, the receipt of cash by holders of HCC common stock will be a taxable transaction. In general, shareholders that are not tax-exempt will be taxed on the difference between their basis in their HCC shares and the cash received. All shareholders are urged to consult their tax advisors to determine the effect of the Merger under federal tax law (or foreign tax law where applicable), and under their own state and local tax laws. See “Special Factors—Certain Federal Income Tax Consequences.”

Q.                           What will happen to HCC after the Merger?

A.                           If the Merger is approved by HCC shareholders and consummated, HCC common stock will no longer be publicly traded, and members of the general public will no longer own HCC common stock. HCC will become one-third owned by each of Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc.

Q.                           Will my cash payment be affected by changes in HCC’s stock price between now and the Special Meeting.

A.                           No. The payment of $36.40 in cash for each share of HCC common stock will not change based on any changes in the market price of HCC common stock before the Merger is completed.

Q.                           Are there risks to be considered?

A.                           The Merger is contingent upon, among other things, approval by holders of 75% of all outstanding shares of common stock, holders of no more than 3% of HCC’s outstanding stock exercising dissenter’s rights, and approvals from state and federal regulators of the Company’s telephone companies and the municipalities where the Company’s cable TV properties are located. Also, at the time the parties are otherwise ready to complete the Merger, HCC must have a net amount of long term debt after deducting working capital that is no greater than an amount specified in the Merger Agreement that is applicable to the anticipated closing date . In addition, the Merger cannot be completed until the presently pending sale of Midwest Wireless Holdings, L.L.C. to Alltel Corporation (a transaction that is presently expected to close in September 2006 and that is expected to provide after tax proceeds of about $39.5 million to HCC) is completed. These or other conditions are described in “The Merger—Conditions to the Merger.”  If any of the conditions to the Merger are not satisfied, or for some other reason the transaction does not close, HCC’s stock price could decline significantly.

Q.                           Is the Merger subject to a financing contingency?

A.                           No. Acquisition Corp. and its three owners are obligated under the Merger Agreement to provide all funds necessary to consummate the Merger. In addition, Acquisition Corp. has provided the Company with a commitment letter from CoBank, ACB (“CoBank”) indicating that CoBank, will, subject to satisfying certain conditions, provide a credit facility to Acquisition Corp. that, together with the equity capitalization of Acquisition Corp., will be sufficient to fund the Merger.

Q.                           Will HCC continue to pay dividends during the period prior to the Special Meeting of Shareholders?

A.                           No. The Merger Agreement prohibits paying further dividends.

Q.                           Are HCC shareholders entitled to dissenters’ rights?

A.                           Yes. Under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (“Minnesota Act”), HCC shareholders are entitled to dissenters’ rights. If the rules governing the exercise of dissenters’ rights are not strictly followed, a shareholder’s dissenters’ rights may be lost. For a description of these rights and how to satisfy the requirements of the Minnesota Act, see “The Merger—Dissenters’ Rights” and Appendix C.

Q.                           Who can vote at the Special Meeting?

A.                           Holders of HCC common stock at the close of business on                      , 2006 (the “Record Date”) may vote at the Special Meeting. Each share of HCC common stock is entitled to one vote.

Q.                           What vote is required?

A.                           The Merger must be approved by holders of at least 75% of the shares of HCC common stock outstanding on the Record Date. On the Record Date, there were                    shares of HCC common stock outstanding. Messrs. Curtis A. Sampson, HCC’s Chairman and Chief Executive Officer; Steven H. Sjogren, Chief Operating Officer; and Paul N. Hanson, Vice President of Finance, who collectively hold an aggregate of 433,993 shares of HCC or approximately 10.7% of the total outstanding shares of HCC common stock have signed voting agreements to vote their shares in favor of the Merger, and have also granted proxies to Acquisition Corp. to vote 377,448 shares they collectively own in favor of the Merger. See “Interests of Certain Persons in the Merger—Voting Agreement.”

Q.                           What will happen to options to purchase HCC common stock and will management shareholders be treated differently from other shareholders?

A.                           Each option to purchase HCC common stock that is outstanding immediately prior to the completion of the Merger will be canceled, whether or not such option is vested or exercisable. Each holder of an option that is canceled will receive a cash payment equal to the product of (a) the difference between $36.40 and the option exercise price multiplied by (b) the number of shares subject to the option, less applicable withholding taxes. Members of HCC’s management and its Board of Directors will not be treated differently from other shareholders or option holders. See “Interests of Certain Persons in the Merger—Treatment of Options.”

Q.                           If my shares of HCC common stock are held in “street name” by my broker, will my broker vote my shares for me?

A.                           No. Your broker will not be able to vote your shares of HCC common stock on the Merger at the Special Meeting without your direction. You should follow the instructions from your broker on how to vote your shares. Shares that are not voted because you do not instruct your broker are called “broker non-votes,” and will be equivalent to voting “AGAINST” the Merger.

Q.                           If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A.                           If you sign and return your proxy card but do not indicate how to vote your shares at the Special Meeting, the shares represented by your proxy will be voted “FOR” the Merger.

Q.                           What should I do now to vote at the Special Meeting?

A.                           Please read this Proxy Statement carefully and sign, mark and mail your proxy card indicating your vote on the Merger in the enclosed return envelope as soon as possible, so that your shares of HCC common stock can be voted at the Special Meeting.

Q.                           May I change my vote after I mail my proxy card?

A.                           Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways:

•       You can send HCC a written statement that you revoke your proxy, which to be effective must be received by HCC at its executive offices prior to the vote at the Special Meeting; or

•       You can send HCC a new proxy card prior to the vote at the Special Meeting, which to be effective must be received by HCC prior to the vote at the Special Meeting; or

•       You can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the Special Meeting and cast your vote at the Special Meeting.

                                        Any revocation of a proxy or new proxy card must be sent to the Secretary of HCC at the address on the cover of this Proxy Statement. If your shares are held in street name, you must follow the directions provided by your broker to vote your shares or to change your instructions.

Q.                           When do you expect to complete the Merger?

A.                           The Merger cannot be completed until the HCC shareholders have approved it and until all the conditions have been satisfied or waived. See “The Merger Agreement—Conditions to the Merger.”  However, we presently anticipate that all such conditions will be satisfied or waived prior to or shortly after the Special Meeting.

Q.                           How do I get the cash in exchange for my shares of HCC common stock?

A.                           After the Merger is completed, Acquisition Corp. will send HCC shareholders written instructions for surrendering their shares. If you hold HCC shares in physical form, please do not send in your stock certificates now.

Q.                           Who can answer my questions?

A.                           You can find more information about HCC from various sources described under “Where You Can Find More Information.”  If you have questions about the Special Meeting, where to send your proxy or other matters with respect to voting after reading this Proxy Statement, you should contact:

Paul N. Hanson, Secretary
Hector Communications Corporation
211 South Main Street
Hector, Minnesota 55342

Q.                           Do I send in my stock certificates now?

A.                           No. If the Merger is completed, you will receive written instructions for delivering your stock certificates to receive the $36.40 per share cash payment from the payment agent,                                  (the “Payment Agent”). Do not send your stock certificates now.

SUMMARY TERM SHEET

This summary may not contain all of the information that is important to you. For a more complete understanding of the Merger and the other information contained in this Proxy Statement, you should read this entire Proxy Statement carefully, as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information.”

The Parties (pages        -        )

Hector Communications Corporation (“HCC” or the “Company”).   HCC is a telecommunications holding company that through its subsidiaries, provides telecommunication services (primarily wireline telephone services) in rural communities in Minnesota, Wisconsin and North Dakota. HCC is often referred to as a rural local exchange carrier or “RLEC.”  As of July 31, 2006, the Company served approximately 29,300 telephone access lines, 7,900 cable television subscribers and 11,200 Internet customers, and also held minority ownership interests in a number of other telecommunications companies. The principal executive offices of HCC are located at 211 South Main Street, Hector, Minnesota 55342 and its telephone number at that address is (320) 848-6611.

Hector Acquisition Corp. (“Acquisition Corp.”) and Parent.   Acquisition Corp. is a Minnesota corporation that is one-third owned by each of Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc., three RLECS that collectively serve approximately 55,500 access lines in Minnesota and Iowa, as well as engaging in other telecommunications activities. Blue Earth Valley Communications, Inc. and Arvig Enterprises, Inc. (herein collectively referred to as “Parent”) are each privately owned enterprises, while the stock of New Ulm Telecom, Inc. is traded on the OTC Bulletin Board under the symbol “NULM.BB”. The principal executive offices of Acquisition Corp. are located at 27 North Minnesota Street, New Ulm, Minnesota 56073 and its telephone number at that address is (507) 354-4111.

The Merger and the Special Meeting (pages          -         )

Reasons for the Merger.   HCC’s Board of Directors and the Special Committee believe that the Merger and the Merger Agreement are fair to and in the best interests of, HCC and its shareholders, and recommend that you vote “FOR” the adoption of the Merger Agreement. The Board and Special Committee believe that the $36.40 per share of common stock represents good value to the HCC shareholders. The Board’s financial advisor has advised that the price is fair, from a financial point of view, to HCC’s shareholders subject to the limitations and assumptions set forth in their opinion. The price is a 67% premium over the $21.80 per share closing price of HCC common stock on May 2, 2005, the day before HCC announced it was exploring strategic alternatives, a 36% premium over the closing price of $26.75 per share on September 9, 2005 when the Company received an unsolicited offer to buy the Company at $30.25 per share, and a 23% premium over the $29.60 per share closing price of HCC common stock on June 26, 2006, the last trading day before the transaction was publicly announced. See “Special Factors—Background of the Merger” and “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors.”

Recommendation of the Special Committee and the Board of Directors.   The Board of Directors and the Special Committee, comprised of the five independent members of the Board, have unanimously approved the Merger and recommended that HCC shareholders vote “FOR” the proposal to approve the Merger. See “Special Factors—Background of the Merger” and “Special Factors—Reasons for the Merger and Recommendation of the Board of Directors.”  Three executive officers of the Company, Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson, who collectively own approximately 10.7% of all outstanding HCC stock, have entered into voting agreements with Acquisition Corp. that requires them to vote in favor of the Merger and have also granted proxies to Acquisition Corp. with respect to 9.3% of all outstanding stock to vote in favor of the Merger. See “Interests of Certain Persons in the Merger—Voting Agreement.”

Date, Place and Time of the Special Meeting.   The Special Meeting will be held at                                       ,                         , Minnesota, on Thursday,                    , 2006 at 9:00 a.m. Central Daylight Time, subject to any adjournments or postponements of the Special Meeting.

Record Date, Voting At the Meeting.   We have set a Record Date for determining those shareholders who are entitled to notice of and to vote at the Special Meeting. The Record Date is                      , 2006 (the “Record Date”). See “The Special Meeting—Record Date; Voting at the Meeting.”

Total Consideration of the Merger.   The total consideration of the Merger is expected to be approximately $154.2 million, consisting of approximately $147.3 million in cash to be paid for shares of HCC common stock (based on the number of shares of HCC common stock outstanding on the Record Date) and approximately $6.9 million in cash to be paid to holders of options to purchase HCC common stock.

Options and Warrants.   Each option or warrant to purchase HCC common stock outstanding immediately prior to the completion of the Merger (whether or not the option or warrant is vested or exercisable) will be canceled. Each holder of an option or warrant that is canceled will receive a cash payment equal to the product of (a) the difference between $36.40 and the option exercise price multiplied by (b) the total number of shares subject to the option or warrant, less any applicable withholding taxes. See “Interests of Certain Persons in the Merger—Treatment of Options.”

Interests of Certain Persons in the Merger.   In July, 2006, HCC entered into Change in Control Agreements with each of executive officers Curtis A. Sampson, Steven H. Sjogren, Paul Hanson and Charles Braun. Under these agreements, these individuals are entitled to severance payments if within two years after the Merger their employment is terminated without cause or they terminate employment for a good reason. In addition, each such officer will receive retention payments beginning as of the closing of the Merger as an inducement to continuing their employment with HCC for the six-month period following the Merger to assist in the transition of the Company’s operations to new ownership. The Merger Agreement also provides that indemnification insurance will be purchased immediately following the Merger to provide insurance coverage to current HCC officers and directors after the Merger for actions prior to the Merger. See “Interest of Certain Persons in the Merger” for further information.

Dissenters’ Rights.   Under Sections 302A.471 and 302A.473 of the Minnesota Act, HCC’s shareholders are entitled to assert dissenters’ rights. The obligation of Acquisition Corp. to merge with HCC is subject to the condition that holders of no more than 3% of the outstanding shares of HCC common stock exercise dissenters’ rights in accordance with the Minnesota Act. Acquisition Corp. may waive this condition. See “The Merger—Dissenters’ Rights” and Appendix C.

The Merger Agreement (Pages        -       )

Conditions to the Merger.   The Merger will be completed only if a number of conditions are met or waived by HCC or Acquisition Corp., as applicable. These conditions include, among other things, that:

•       HCC shareholders that hold at least 75% of all outstanding shares approve the Merger;

•       Holders of not more than 3% of the outstanding shares of HCC common stock exercise dissenters’ rights under the Minnesota Act;

•       No judgment, injunction or order prohibiting the Merger exists;

•       All necessary governmental approvals from the Federal Communications Commission (“FCC”), public utility authorities in Minnesota, North Dakota and Wisconsin and the grantors of our cable television franchises have been obtained;

•       The representations and warranties in the Merger Agreement continue to be materially accurate;

•       HCC has materially performed all of its obligations under the Merger Agreement;

•       All material consents or authorizations that are required to be obtained by HCC, and which have not already been received, are obtained;

•       The sale of Midwest Wireless Holdings L.L.C. to Alltel Corporation has occurred without material modification to the original terms of the transaction (the “Midwest Wireless Transaction”) and HCC has received the approximately $39.5 million cash due to HCC under the terms thereof;

•       We have entered into an agreement with the 49% co-owner of the Company’s subsidiary, Pine Island Cellular Telephone Company (“PICTC”), regarding allocation of outstanding liabilities for taxes and other charges and dissolution of PICTC; and

•       We have met certain working capital and long-term debt benchmarks contained in the Merger Agreement.

Financing the Merger.   Acquisition Corp. and its three owners are obligated under the Merger Agreement to provide all funds necessary to consummate the Merger. In addition, Acquisition Corp. has provided the Company with a commitment letter from CoBank, ACB (“CoBank”) indicating that CoBank will, subject to satisfying certain conditions, provide a credit facility to Acquisition Corp. that, together with the equity capitalization of Acquisition Corp., will be sufficient to fund the Merger.

Proposals for Superior Competing Transactions; Termination Fee; and, Expense Reimbursement.   HCC may accept another offer under certain circumstances. However, HCC must pay Acquisition Corp. $3.5 million as a termination fee if the Merger Agreement is terminated in the event that:

•       HCC enters into a definitive agreement concerning another acquisition proposal that HCC’s Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, and providing Acquisition Corp. notice, is reasonably likely to lead to a transaction superior to the Merger (a “Superior Competing Transaction”). See “The Merger Agreement—No Solicitations of Acquisition Proposals”;

•       The Merger Agreement is terminated by Acquisition Corp. because HCC’s Board of Directors withdraws its recommendation to the HCC’s shareholders to approve the Merger Agreement; or

•       The Merger Agreement is terminated by Acquisition Corp’s Parent or HCC because the shareholders have failed to approve the Merger, the Merger deadline of December 31, 2006 has elapsed (which deadline may be unilaterally extended by either party to January 31, 2007) without consummation of the Merger, or we are in material breach of our representations, warranties or covenants, provided that in each case a Superior Competing Transaction has been proposed prior to termination and subsequently consummated.

In the absence of a Superior Competing Transaction, Acquisition Corp.’s Parent may be entitled to reimbursement of certain transaction expenses if the Merger Agreement is terminated under the following circumstances:

•       if the Parent or HCC terminates the Merger Agreement because the shareholders fail to approve the Merger at the Special Meeting;

•       if the Parent terminates the Merger Agreement because the Merger has failed to close on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007), but only if the failure to close by such deadline is due to our failure to satisfy Acquisition Corp.’s conditions to close and we have not remedied such failure within 30 days of being notified of such failure;

•       if the Parent terminates the Merger Agreement because we have made a material misrepresentation or material breach in our representations, warranties or covenants in the Merger Agreement, or if we have materially failed to comply with our obligations under the Merger Agreement and have failed to cure those deficiencies or they are incapable of being cured within 30 days of the date that the Parent notifies us of such default or breach; or

•       if the Parent terminates the Merger Agreement because our Board of Directors withdraws or materially modifies its unanimous recommendation that the shareholders approve the Merger and Merger Agreement.

Similarly, HCC may be entitled to certain expense reimbursement if the Merger Agreement is terminated under the following circumstances:

•       if HCC terminates the Merger Agreement because the Merger has failed to close on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007), but only if the failure to close by such deadline is due to the failure by Acquisition Corp. or Parent to satisfy our conditions to close and they have not remedied such failure within 30 days of being notified of such failure; or

•       if HCC terminates the Merger Agreement because Acquisition Corp. or Parent have made a material misrepresentation or material breach in their representations, warranties or covenants in the Merger Agreement, or if they have materially failed to comply with their obligations under the Merger Agreement and have failed to cure those deficiencies or such deficiencies are incapable of being cured within 30 days of the date that we notify them of such default or breach.

See “The Merger Agreement—Termination Fee and Expense Reimbursement.”

Amending or Waiving Terms of the Merger Agreement.   The Merger Agreement may be amended or its conditions precedent to closing waived at any time before or after the Special Meeting. However, any amendment or waiver that reduces the consideration payable to shareholders, changes the form or timing of such consideration, or changes any other terms and conditions of the Merger Agreement, may not be made after the Special Meeting without the further approval of HCC’s shareholders if the changes, alone or in the aggregate, will materially adversely affect HCC’s shareholders.

Federal Income Tax Consequences.   The receipt of cash by holders of HCC common stock will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a holder of shares of HCC common stock generally will recognize gain or loss equal to the difference between the amount of cash received for such shares and the holder’s adjusted tax basis in such shares. All shareholders are urged to consult their own tax advisors to determine the effect of the Merger on the shareholder under federal law, and under their own state and local tax laws. See “Special Factors—Certain Federal Income Tax Consequences.”

Regulatory Approvals.   The Merger is conditioned upon obtaining approvals by the FCC, the regulatory bodies in Minnesota, Wisconsin and North Dakota that regulate telecommunications companies, and the local municipalities and townships that have granted our cable franchises. Other than such approvals there are no material regulatory approvals required. Failure to obtain non-material governmental consents will not prevent completion of the Merger. See  “The Merger—Regulatory Requirements.”

HCC Common Stock Information.   The closing price of HCC common stock on June 26, 2006, the trading day immediately preceding HCC’s announcement that it had signed the Merger Agreement, was $29.60 per share. The closing price of HCC common stock on                      , 2006, which was the last trading day for which a closing sales price was available before this Proxy Statement was printed, was $         per share.

Opinion of Financial Advisor.   Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) delivered its opinion to HCC’s Board of Directors on June 15, 2006 that, based upon and subject to the factors and assumptions set forth in the opinion, the Merger Consideration (as defined in Stifel Nicolaus’ opinion letter), which is the $36.40 cash per share to be received by the “holders” (other than HCC and certain other parties as set forth in Stifel Nicolaus’ opinion letter) of shares of HCC’s Common Stock in the Merger pursuant to the Merger Agreement, was fair to such holders, from a financial point of view. The full text of the written opinion of Stifel Nicolaus, dated June 15, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. HCC’s shareholders should read the opinion in its entirety. Stifel Nicolaus provided its opinion for the information and assistance of the HCC Board in connection with its consideration of the Merger. Stifel Nicolaus’ opinion is not a recommendation as to how any HCC shareholder should vote with respect to the Merger.

Accounting Treatment.   The Merger will be accounted for as a “purchase” under U.S. generally accepted accounting principles (“GAAP”) for accounting and financial reporting purposes.

FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements, including statements regarding anticipated timing of the Merger and possible performance of the combined company after the transaction is completed. All statements other than statements of historical fact are forward-looking statements, including statements about the approval and consummation of the acquisition of HCC by Acquisition Corp.; projections of earnings, revenues, or other financial items; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements of belief; and, any statement of assumptions underlying any of the foregoing. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; the possibility of customer or employee attrition since the Merger was announced; lower than expected revenues or operating income that would prevent HCC having a net amount of long term debt after deducting working capital greater than levels specified in the Merger Agreement that would allow Acquisition Corp. to terminate the Merger Agreement; failure to obtain shareholder approval; failure of Acquisition Corp. to meet conditions related to obtaining its anticipated debt financing from CoBank, and its inability to obtain alternative financing for the transaction notwithstanding the obligation of Acquistion Corp. and its owners to have available and provide all funds necessary to consummate the Merger; the possibility of adverse changes in global, national or local economic or monetary conditions, competition and change in the telecommunications  business; and other factors described in our recent filings with the SEC. Those factors or others could result, for example, in delay or termination of the Merger transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, HCC and Acquisition Corp. disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

THE SPECIAL MEETING

Date, Place, Time and Purpose

This Proxy Statement is being furnished to HCC shareholders in connection with the solicitation of proxies by the Board of Directors of HCC for use at the Special Meeting to be held at                                         ,                           , Minnesota, on                          , 2006 at 9:00 a.m. Central Daylight Time, subject to any adjournments and postponements of the Special Meeting. At the Special Meeting, holders of record as of the close of business on the Record Date will be eligible to vote upon the recommendation of HCC’s Board of Directors and the Special Committee to approve and adopt a plan of Merger in accordance with the Merger Agreement, pursuant to which Acquisition Corp. will be merged with HCC, with HCC being the surviving corporation; and each outstanding share of HCC common stock will be canceled and converted automatically into the right to receive $36.40 in cash, payable to the holder of such share, without interest, other than shares of HCC common stock held by Acquisition Corp., Parent and HCC shareholders who are entitled to, and who have perfected, their dissenters’ rights.

This Proxy Statement and the accompanying form of proxy are first being mailed on or about                      , 2006, to all shareholders of record as of the Record Date.

Matters to Be Considered at the Meeting; Effect of Approval of Merger Agreement

At the Special Meeting, holders of HCC common stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Board of Directors has unanimously approved the Merger Agreement and has directed that it be submitted to the shareholders for their approval. The Special Committee has also unanimously approved the Merger Agreement and recommends that the shareholders vote “FOR” approval and adoption of the Merger Agreement.

Record Date; Voting at the Meeting

The Board of Directors has fixed the close of business on                      , 2006 as the Record Date for the determination of the shareholders entitled to notice of, and to vote, at the Special Meeting and any adjournments and postponements of the Special Meeting. On the Record Date, there were                    shares of HCC common stock outstanding, which shares were held by approximately          holders of record. This does not include approximately          beneficial owners who hold shares in street name through brokerage accounts. Shares of HCC common stock are the only authorized and outstanding voting securities of the Company. Each holder of record of HCC common stock as of the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the shareholders at the Special Meeting. Votes at the Special Meeting will be tabulated by an inspector of election appointed by HCC.

A majority of the shares of HCC common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned from time to time until a quorum is present. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum at the Special Meeting for the transaction of business.

Vote Required

Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of seventy-five percent (75%) of the outstanding shares of HCC common stock entitled to vote at the Special Meeting under the Restated Articles of Incorporation of the Company. A failure to vote, an abstention from voting, or a broker non-vote, will have the same legal effect as a vote cast against approval of the

Merger and the Merger Agreement. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the Special Meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares at the Special Meeting. Executive officers Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson, respectively the Chief Executive Officer, the Chief Operating Officer and the Vice President of Finance and Secretary, have entered into voting agreements with Acquisition Corp. that require them to vote in favor of the Merger subject to certain conditions and have granted proxies to Acquisition Corp. with respect to 377,448 shares (approximately 9.3% of all outstanding shares) to vote such shares in favor of the Merger. Please see “Interests of Certain Persons in the Merger—Voting Agreement.”

Solicitation; Revocation and Use of Proxies

HCC will bear all expenses of the solicitation of proxies in connection with this Proxy Statement, including the cost of preparing and mailing this Proxy Statement. HCC will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of HCC common stock. HCC shareholder proxies may be solicited by directors, officers and employees of HCC in person or by telephone, facsimile or by other means of communication.

[Language with respect to proxy solicitor to be added]

A shareholder giving a proxy has the power to revoke it at any time before it is exercised by:

•       filing with the Secretary of HCC written notice revoking it before the vote at the Special Meeting;

•       executing a proxy with a later date; or

•       attending the Special Meeting and voting in person at the Special Meeting.

Any written notice of revocation should be delivered to Hector Communications Corporation, 211 South Main Street, Hector, Minnesota 55342, Attention:  Paul N. Hanson, Corporate Secretary. Subject to proper revocation, all shares of HCC common stock represented at the Special Meeting by properly executed proxies received by HCC will be voted in accordance with the instructions contained in such proxies. Executed but unmarked proxies will be voted “FOR” the approval of the Merger.

Surrender of Share Certificates

Wells Fargo Shareholder Services (the “Payment Agent”) has been designated to act as paying agent for the benefit of holders of shares of HCC common stock in connection with the Merger.

If the Merger is approved and all other conditions to the Merger are satisfied, promptly after the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”), the Payment Agent will send to each holder of shares of HCC common stock a letter of transmittal and instructions for use in effecting the surrender of stock certificates (the “Letter of Transmittal”). The Letter of Transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of HCC common stock to the Payment Agent. The Payment Agent will receive a fee which HCC expects will not exceed $               as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. HCC has agreed to indemnify the Payment Agent against certain liabilities arising out of or in connection with its engagement.

Each holder of a share of HCC common stock that has been converted into the right to receive the cash payment of $36.40 per share, upon surrender to the Payment Agent of a stock certificate or certificates representing such shares, together with a properly completed Letter of Transmittal covering such shares, will receive $36.40 per share. Until so surrendered, each such stock certificate will, after the Effective Time, represent for all purposes, only the right to receive such cash payment. No interest will be paid or will accrue on the cash payment.

If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to the Payment Agent any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning six months after the closing date, holders of HCC common stock who have not surrendered their stock certificates will be entitled to look to HCC only as general creditors for payment of their claim for cash.

If any stock certificates representing shares of HCC common stock have not been surrendered before any cash in respect of such stock certificates will, escheat to or become the property of a governmental entity, such cash will, to the extent permitted by applicable law, become the property of HCC. To the fullest extent permitted by law, neither Acquisition Corp. nor the Payment Agent will be liable to any holder of a share of HCC common stock or to any other person for any cash payment delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or similar law.

At and after the Closing Date, there will be no further registration of transfers of HCC common stock on the records of HCC or its transfer agent. From and after the Closing Date, the holders of HCC common stock outstanding immediately prior to the Closing Date will cease to have any rights with respect to such shares except as provided in the Merger Agreement or applicable law.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF HCC. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HCC IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SPECIAL FACTORS

Background of the Merger

In pursuing measures to enhance shareholder value, HCC’s management and Board of Directors has regularly considered during the past several years opportunities for strategic initiatives and transactions. Opportunities considered included transactions that offered the potential to strengthen and complement the Company’s primary business as a rural local exchange carrier (RLEC), such as acquisitions of other RLECs and becoming a competitor of local exchange carriers in other markets by providing competitive local exchange carrier (CLEC) services. In addition, the Board explored business combinations with other telecommunications providers and a management buy-out. Finally, the Board considered a recapitalization in which the Company would become more highly leveraged so that its publicly traded securities would provide a greater yield through interest and/or dividend payments.

Generally these various alternatives were evaluated by management on a preliminary basis and, after discussion with the Company’s Board of Directors, none of the preliminary evaluations progressed beyond an initial analysis because factors or issues were identified that rendered the alternatives infeasible or the Board of Directors determined that the alternative was not in the best interest of shareholders. For example, the Company choose not to pursue possible acquisitions of other RLECs because the potential transactions were not viewed as accretive to HCC. Similarly, business combinations with other telecommunication providers were not pursued because of differing objectives and expectations of potential constituent corporations. The Company decided not to pursue CLEC opportunities because these ventures required a great deal of capital but offered a very low potential for success. Finally, in the case of a recapitalization transaction, such as issuing a unit of debt paired with a share of stock that would provide a high yield through interest and/or dividend payments to holders of the Company’s publicly traded securities, the Board determined the resulting capital structure would materially impair the Company’s ability to deploy its capital in the best interests of its customers and shareholders.

The Company’s ability to pursue certain strategies has been complicated by the significance of its ownership interest in Midwest Wireless Holdings, L.L.C. (“Midwest Wireless”), a large privately held telecommunications business. Midwest Wireless, through its wholly owned and majority owned subsidiaries, is principally engaged in providing wireless telephone service in the southern half of Minnesota (excluding the Minneapolis—St. Paul metropolitan area), as well as parts of Wisconsin and Iowa. The Company owns approximately 8% of Midwest Wireless. The remaining ownership interests are held by approximately 60 local exchange carriers located within Midwest Wireless’ service territories. Sales of ownership interests in Midwest Wireless are subject to certain rights of first refusal granted to Midwest Wireless and other owners. In addition, cash distributions from Midwest Wireless to its owners have historically been limited to amounts necessary to pay income taxes.

As seen in the table below, in the period from 2000 to 2005 earnings from the Company’s investment in Midwest Wireless have grown significantly and have represented an increasing proportion of the Company’s pretax earnings from continuing operations:

Year	Income from Midwest Wireless	Percent of Pretax Income
2000	$988,358	17.6%
2001	1,152,574	13.7%
2002	2,261,420	40.5%
2003	2,148,444	26.0%
2004	2,735,887	35.0%
2005	4,681,888	42.8%

Due to the privately held character of Midwest Wireless, the Company’s minority ownership interest position and the limited cash flow from the investment, the value of Midwest Wireless to a potential buyer or merger partner of the Company was difficult to determine until late 2005 when, as discussed below, Midwest Wireless publicly announced an agreement to be acquired. At the same time, due to Midwest Wireless’ superior performance history, the Board of Directors has been reluctant to commit to a merger or sale transaction unless it could be satisfied that the Company’s shareholders were receiving full value for this investment.

Another factor complicating the Company’s ability to pursue various strategic alternatives was the Company’s status as a relatively small capitalization public company. As a small public company, HCC stock has experienced limited trading volume and lack of institutional trading support and, due to these factors, the Company has limited access to the public capital markets and, therefore, a more limited capacity to finance a growth strategy.

Beginning in 2004 entities that had not previously invested in the Company’s common stock began taking significant stock ownership positions because they viewed the Company’s common stock as undervalued. These new investors communicated from time to time with management, proposing structural changes such as the elimination of the Company’s shareholder rights plan and urging that management and the Board explore a recapitalization to emphasize yield or opportunities for a sale of the Company. The Company generally responded to these communications by assuring such investors that the Board was cognizant of its fiduciary duties and was continually assessing strategic options, including a sale of the Company.

On April 13, 2005 the Company received a letter from Mr. Phillip Goldstein on behalf of Opportunity Partners L.P., that, together with affiliates, owned at that time approximately 7.6% of the Company’s outstanding common stock. In his letter Mr. Goldstein expressed his opinion that the market price of Hector’s common stock was less than what could be derived from a sale of the Company and urged that the Board pursue a transaction that would maximize shareholder value. Mr. Goldstein also threatened to conduct a proxy contest by presenting a slate of alternate candidates to the Board’s nominees for election at the 2005 Annual Meeting of Shareholders if he was not satisfied with the Board’s response to his demands. On April 14, 2005 the Company’s Chairman Curtis A. Sampson, responded to Mr. Goldstein assuring Mr. Goldstein that management and the Board were committed to maximizing shareholder value and appropriate transactions were investigated on a regular basis, but also advised Mr. Goldstein that maximizing shareholder value required careful consideration of a number of factors, including the illiquidity of its Midwest Wireless investment.

On April 28, 2005 the Company’s Board of Directors, at a regular meeting, received a detailed report from an independent consultant with regard to federal and state support mechanisms for compensation of RLECs. The consultant also advised that the current level of such support mechanisms was being reevaluated at both the federal and state level and that several of the proposals to change the level of support could result in a reduction in the level of revenues received by RLECs from these sources. The Board also reviewed with the consultant information considered at many earlier Board meetings regarding the increasing competitive challenges that wireline carriers, such as the Company, faced from wireless communications providers, as well as the emergence of voice-over-internet protocol (VOIP) service that delivers phone traffic in whole or in part over the Internet rather than through the switched network.

At its April 28, 2005 meeting the Board also met with representatives of the investment banking group of Legg Mason Wood Walker, Inc. (“Legg Mason”). The Legg Mason representatives discussed generally with the Board various strategic alternatives RLECs were considering given possible changes in support mechanisms for RLECs and the other competitive challenges faced by all wireline telecommunications providers.

At the conclusion of the April 28, 2005 meeting, after discussing information presented by the independent consultant and Legg Mason, the Board determined that it was appropriate to intensify its consideration of strategic and financial alternatives and that it should conduct this process with the assistance of an investment banker having knowledge and experience in telecommunications generally and the RLEC sector of the telecommunications industry, in particular. To implement this decision the Board authorized management to interview potential candidates and make a recommendation regarding the most appropriate firm to assist the Board in its review of strategic alternatives.

On May 3, 2005 the Company reported its revenues and earnings for its quarter ended March 31, 2005. In addition, in the same press release, the Company commented on the challenges it was facing in its core operations as an RLEC. Based on these challenges, the Company announced that it would be assessing all strategic options and that it was in the process of hiring an investment banking firm to assist in its evaluation of strategic alternatives. The day prior to this announcement HCC’s stock closed at $21.46 per share.

During May 2005 management interviewed four investment banking firms, each with substantial experience in the telecommunications industry and in the RLEC sector of such industry. Following discussions with the four firms, the Company determined that Legg Mason was the firm best suited to assist the Board in assessing the Company and evaluating its strategic alternatives. By letter dated May 27, 2005 the Company engaged Legg Mason to undertake a detailed evaluation of the Company and provide management and the Board with its findings and recommendations with respect to potential strategic alternatives that would be appropriate for management and the Board to consider.

During June and July, 2005 Legg Mason conducted a comprehensive analysis of the Company, including its historical financial performance, projections of future performance, capital structure, and competitive challenges, as well as an overview of valuation. Based upon this information Legg Mason preliminarily identified several strategic alternatives that had potential to enhance shareholder value.

On August 2, 2005, at a regular meeting of the Board, Legg Mason provided its preliminary analysis. In addition to providing information with regard to the local exchange carrier industry, industry trends and the various proposals with respect to possible changes in federal and state revenue support mechanisms, Legg Mason also provided operational and financial information applicable to the Company compared to other similar companies, information regarding valuation based upon various methodologies and possible strategic alternatives. At the meeting the Board was also advised by the Company’s attorneys with regard to its confidentiality obligations and fiduciary duties in the context of change of control transactions.

Based upon the information provided at the August 2, 2005 regular meeting, the Board requested further and more detailed information on the strategic alternatives preliminarily identified by Legg Mason. Accordingly, following the August 2, 2005 meeting, Legg Mason and management refined and developed more specific information related to strategic alternatives that could be considered by the Company’s Board of Directors.

On September 9, 2005 Mr. Goldstein, on behalf of Opportunity Partners, again wrote to the Board of Directors expressing his view that the intrinsic value of the outstanding common stock of the Company was significantly higher than the price at which the stock was trading in the public markets and proposed to acquire all outstanding shares of the Company for $30.25 per share in cash “subject to due diligence and satisfaction of customary conditions.”  The Company responded to this unsolicited offer by indicating the Board was currently in the process of evaluating strategic alternatives and would consider the offer at its next scheduled meeting on September 27.

On September 9, the day preceding the offer by Opportunity Partners, HCC’s stock closed at $26.47 per share.

On September 12, 2005 Opportunity Partners and its affiliates filed an amendment to its Schedule 13D filing which stated that the affiliated group owned more than 10% of the Company’s outstanding common stock. This information caused the Company to question the feasibility of the Opportunity Partners offer because the Company was aware that under a Minnesota law applicable to the Company, the Minnesota Business Combination Act, the acquisition of more than 10% of the Company’s common stock without first obtaining approval for such acquisition from the Company’s independent directors could prevent Opportunity Partners from completing the transaction which they had proposed. The Company’s concerns were communicated to Opportunity Partners verbally later in September, 2005 by a representative of Legg Mason and the Legg Mason representative asked Opportunity Partners to explain why the affiliated groups’ acquisition of more than 10% of the outstanding shares would not preclude their proposed transaction. However, no response to this inquiry was ever received.

The Board met again on September 27. At the meeting Legg Mason discussed challenges confronting the Company, the significance of the Company’s ownership of Midwest Wireless compared to the value of its other assets and the recent unsolicited offer from Opportunity Partners to acquire the Company at a price of $30.25 per share cash. Legg Mason next provided information and led a discussion regarding several strategic alternatives which the Company might consider pursuing that was particularly focused on the following three alternatives:  first, recapitalizing HCC to emphasize yield and moving to a structure that would generate higher dividends to investors; second, engaging in a strategy to acquire other RLECs and expand operations in order to better achieve economies of scale; and, third, exploring a sale of the Company. After a thorough discussion of these and other alternatives, the Board of Directors determined that, while each of the other options contained certain attractive features, a sale of the Company was likely the best means by which to maximize shareholder value assuming an appropriate valuation could be obtained for the Company’s ownership interest in Midwest Wireless. In this regard, at the date of the meeting, published reports were circulating that Midwest Wireless was engaged in a sale process. The Board considered the possibility that in the relatively near future the value of the Company’s ownership in Midwest Wireless might become more readily ascertainable and that this would facilitate assessing offers to buy the Company. However, because the likelihood of a sale of Midwest Wireless was uncertain, and that, without a sale of Midwest Wireless, it would be difficult to value Midwest Wireless for purposes of assessing offers to buy the Company, it was determined that the Company would pursue a possible sale of the Company on a measured basis. It was agreed that initially management and Legg Mason would begin preparing materials regarding the Company as a potential acquisition, and, if a public announcement was made with respect to the sale of Midwest Wireless, that Legg Mason could then send the materials to potential buyers and solicit preliminary indications of interest. Following this first step, if the preliminary indications of interest suggested the Company could be sold in a transaction that would maximize shareholder value, the Company would then invite those providing the most favorable preliminary valuations to engage in further due diligence and negotiations to acquire the Company. The Board also determined that if this two step process commenced Opportunity Partners would be invited to participate, subject to satisfying the Company’s concerns with regard to the Minnesota Business Combination Act and subject to signing a confidentiality agreement.

During October 2005 Legg Mason conducted preliminary research on potential acquirers of the Company. At its regular meeting on November 1, 2005 the Board met with the Legg Mason representative to review developments since the September 27 meeting of the Board of Directors and receive information on potential acquirers, including Opportunity Partners. Based on information available at the Board meeting that a sale of Midwest Wireless was likely, it was agreed the two- step sales process could begin if and when there was a public announcement that a definitive agreement for the sale of Midwest Wireless had been signed.

On November 7, 2005 the Company reported its third quarter and nine month results. The Company also commented on published reports with regard to a possible sale of Midwest Wireless and indicated that if a sale of Midwest Wireless occurred the Company would have a substantially enhanced ability to reward the Company’s shareholders and/or make strategic investments and also indicated that management and the Board was continuing to assess all strategic options pending the outcome of the Midwest Wireless sale process. On November 9, 2005, Mr. Goldstein wrote to the Company expressing his concern that HCC’s Board of Directors might redeploy proceeds from the sale of Midwest Wireless without shareholder approval and threatened a lawsuit if shareholder approval of the reinvestment of such proceeds was not sought. On November 11, Mr. Sampson wrote to Mr. Goldstein and simultaneously issued a press release with respect to various points in Mr. Goldstein’s November 7, 2005 letter. Mr. Sampson advised Mr. Goldstein that Opportunity Partners was likely an “interested shareholder” under the Minnesota Business Combination Act, and, because of Opportunity Partners’ failure to seek independent director approval of the acquisition of more than 10% of the Company’s stock, the application of such law could prevent Opportunity Partners from conducting the acquisition it proposed. Mr. Sampson also pointed out that this information had already been given to Mr. Goldstein verbally and that the Company had not received any explanation why the Minnesota Business Combination Act was not applicable to any transaction in which Opportunity Partners would be involved. Mr. Sampson also commented that Mr. Goldstein’s other suggestions were either premature or inappropriate and that the Company’s Board would continue to act in a manner which they believed to be in the best interests of all the Company’s shareholders.

On November 18, 2005 Midwest Wireless publicly announced that it had agreed to be acquired by Alltel Corporation for approximately $1 billion cash. Following this announcement, the Board authorized Legg Mason to finalize a confidential memorandum about HCC for use with potential acquirers (“potentially interested parties” or “parties”), and Company counsel was authorized to prepare a confidentiality agreement that each potentially interested party would be required to sign in order to receive the confidential memorandum.

On December 1, 2005, Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) acquired Legg Mason Capital Markets, that included the Legg Mason investment banking group. As a result, on December 1, 2005, Legg Mason’s engagement to provide financial advisory services to the Company, including the possible expansion of this engagement to explore a sale of the Company, was taken on by Stifel Nicolaus. On December 2, 2005 the Company and Stifel Nicolaus entered into an agreement with respect to fees payable in the event a sale of the Company was consummated.

From mid-December 2005 to early January 2006, Stifel Nicolaus contacted 29 potentially interested parties regarding a possible strategic transaction with HCC. Of the 29 parties contacted, 16 parties expressed an interest in exploring a possible transaction with HCC, signed the confidentiality agreement and received a copy of the preliminary confidential memorandum describing the Company’s business, operations, financial results and projections. Those who returned a signed confidentiality agreement were asked to provide their preliminary indication of the per share purchase price they were willing to pay to acquire HCC by January 27, 2006.

Of the 16 parties that received the preliminary memorandum, six parties (one of which was Acquisition Corp.) submitted preliminary indications, which valued HCC in a range of $28.50 to $36.75 per share. Five of the six preliminary indications were received by the end of January 2006, and at a special Board Meeting on February 2, 2006, Stifel Nicolaus reviewed the five indications of interest received and the status of discussions with each party. The board concluded that all five parties should be invited to continue discussions regarding an acquisition of the Company that would include the opportunity to conduct detailed due diligence and, following substantial completion of due diligence, a management presentation. In early March a sixth party submitted its indication of interest and was also invited to continue discussions regarding an acquisition of the Company, conduct detailed due diligence and receive a management presentation.

From February 2 through March 21, 2006, each of the six parties engaged in a detailed due diligence investigation of the Company, and received separate, extensive presentations by management regarding the Company which gave these parties an opportunity to have questions answered and interact with management. Five of the six parties that submitted an initial indication of interest in acquiring the Company submitted revised proposals between March 21 and April 4, in some cases with comments on a draft merger agreement prepared on behalf of the Company. The sixth party notified the Company that upon further consideration it was withdrawing from further negotiations to acquire the Company.

The five revised proposals received between March 21 and April 4 valued the Company in a range of $29.00 to $35.05 per share. All of the proposals were subject to the completion of due diligence and the negotiation of a merger agreement satisfactory to the potential buyer. In addition, all but one of the proposals required that the sale of Midwest Wireless to Alltel Corporation be completed as a condition to completing the Merger. Finally, each of the five proposals contained other features that required clarification that occurred between March 21 and April 7.

On April 7, 2006, Stifel Nicolaus reviewed the five proposals with the Board and Company counsel and discussed with the Board changes some of the parties proposed to the form of merger agreement that had been prepared by Company counsel. After a considering the terms and conditions in each of the five proposals, the Board concluded that three of the five potential buyers had submitted the most attractive offers and should be invited to submit enhanced bids.

The Board also decided on April 7, 2006 that it would be in the best interest of HCC and its shareholders to establish a special committee of disinterested directors to evaluate the offers. Five non-employee members of the Board, Ronald Bach, James Ericson, Luella Goldberg, Paul Hoff, and Gerald D. Pint were appointed as the members of the Special Committee.

Each of the three parties invited to submit an enhanced offer following the April 7 Board meeting did, in fact, submit improved bids. The Board met on April 25 to consider the three improved proposals. Management and representatives of Stifel Nicolaus summarized the key aspects of each of the three proposals, including valuation, status of outstanding due diligence, and financing arrangements. There was an extensive discussion of the perceived situation of each of the three parties, their motivations and the likelihood that each of them might increase its offer. The Board decided to invite each of the three parties to consider further improving its bid.

Following the April 25 Board meeting, each of the three parties were contacted by Stifel Nicolaus and submitted further enhanced offers. Of the three enhanced offers received, the highest was submitted by Acquisition Corp. which improved its offer price to $36.50 per share. Acquisition Corp.’s offer was, however, conditioned on the Company entering into an exclusivity agreement which would allow Acquisition Corp. to complete its due diligence and negotiate a definitive agreement with the Company without further contact between HCC and the other potentially interested parties. The Board accepted Acquisition Corp.’s request for exclusivity because its $36.50 per share offer was regarded as very favorable and because it was believed the other two parties were unlikely to increase their offers to or above the level offered by Acquisition Corp.

Representatives of the Company and Acquisition Corp. negotiated the terms of an exclusivity agreement during late April and early May 2006. Following further due diligence and negotiations, the parties agreed the exclusivity agreement should reflect an acquisition price of $36.40 per share, rather than $36.50 per share. The exclusivity agreement was signed on May 3, 2006.

Between May 3, 2006 and June 15, 2006, Acquisition Corp. engaged in further extensive due diligence and representatives of the Company and representatives of Acquisition Corp. negotiated with respect to specific terms and conditions of the Merger Agreement. By June 15, 2006 the terms of the Merger Agreement were largely negotiated, subject to certain material due diligence issues being resolved.

HCC’s board met on June 15, 2006 to consider the proposed Merger Agreement with Acquisition Corp. The Company’s outside legal and financial advisors reviewed with the Board the terms and conditions of the proposed Merger Agreement and the related voting agreements. HCC’s outside counsel reviewed with the directors their fiduciary responsibilities. The Board also received a presentation from Stifel Nicolaus concerning the financial aspects of the transaction and, at the Board’s request, Stifel Nicolaus rendered its opinion that the merger consideration to be received in the transaction by the holders of HCC common stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of HCC common stock. The Board then recessed to permit the Special Committee to meet separately and confer with Stifel Nicolaus. A description of Stifel Nicolaus’ analysis is described under “Opinion of Stifel, Nicolaus & Company, Incorporated.”  Stifel Nicolaus’ written opinion is included as Appendix B to this Proxy Statement.

The Special Committee independently considered the proposed transaction with Acquisition Corp. and discussed with Stifel Nicolaus its oral and written opinion that the $36.40 per share consideration to be received in the transaction was fair, from a financial point of view, to the Company’s shareholders. The Special Committee concluded that the merger consideration to be received in the Acquisition Corp. transaction was fair and that it recommended approval of the proposed Merger Agreement with Acquisition Corp. by the full Board of Directors.

After the meeting of the Special Committee, the full Board reconvened. After considering the Company’s factors described below under “Reasons for the Merger and Recommendation of the Board of Directors”, the Board unanimously adopted resolutions approving the proposed transaction with Acquisition Corp., recommending it to shareholders and authorizing the Company’s Chief Executive Officer to sign the Merger Agreement after the remaining due diligence issues were resolved and subject to the Company and its financial advisor receiving further satisfactory information on Acquisition Corp.’s proposed financing.

Between June 15 and June 27 all remaining due diligence and financing issues were resolved, and on June 27, 2005 the Merger Agreement was signed.

Reasons for the Merger and Recommendation of the Board of Directors

In reaching its decision to approve the Merger Agreement and to recommend that you vote to approve the Merger Agreement, the Board and Special Committee considered a number of factors, including the following:

•       Presentations by management and financial advisors regarding, our business, operations, financial condition, earnings and business prospects (as well as the risks involved in achieving those prospects);

•       The challenges facing the Company in achieving its financial objectives in light of possible adverse changes in revenues derived from federal and state support mechanisms for RLECs and competitive challenges in the telecommunications business, particularly from wireless phone service and voice over internet protocol (VOIP) services;

•       The sale of Midwest Wireless that will end the Company’s indirect participation in the wireless sector of the telecommunication’s industry;

•       The challenges facing HCC as a relatively small company in comparison to larger better capitalized companies engaged in providing telecommunications services, including the difficulty in competing for acquisitions that would be accretive;

•       The expense and risk of remaining a public company in relation to its relatively small size and market capitalization;

•       The Company’s current cash position, its operating results during the past several years, as well as the fact that there is little analyst coverage of HCC in the investment community which makes it difficult to rely on public markets to provide capital to grow;

•       The presentations by Legg Mason on August 2, 2005, September 27, 2005, and November 1, 2005, and the presentations by Stifel Nicolaus on February 2, 2006, April 7, 2006 and April 25, 2006 which provided the Board of Directors with information in regard to other strategic alternatives, the Company’s relative enterprise value and evaluations of proposals by various potential buyers other than Acquisition Corp.;

•       The presentation and opinion of Stifel Nicolaus provided on June 15, 2006, delivered to the Board and Special Committee, to the effect that, based upon and subject to the assumptions, conditions, limitations and other matters set forth in the opinion, the cash payment of $36.40 per share to be received by the holders of HCC common stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of HCC common stock (see “—Opinion of Financial Advisors”);

•       The current and historical market prices of HCC’s common stock, including its market price relative to those of other industry participants and general market indices, and the fact that the cash Merger price of $36.40 per share represents:

•       a 23% premium over the closing price of our common stock on June 26, 2006, the last trading day prior to the public announcement of the Merger Agreement;

•       a 67% premium over the closing price of our common stock on May 2, 2005, the last trading day prior to the public announcement that our board decided to engage an investment banker to assist in evaluating strategic alternatives;

•       a 36% premium over the closing price on September 9, 2005 when the Company received an unsolicited offer to buy the Company at $30.25 per share; and

•       a 16.4% premium over the highest price HCC’s common stock has ever traded prior to the announcement of the transaction;

•       The fact that the Merger consideration is all cash and that the Merger provides certainty of value to HCC’s shareholders as compared to a transaction where the consideration is in the form of stock and as compared to the potential future value of our stock from pursuing other alternatives available to us, including the alternative of remaining a stand-alone, independent company, particularly in light of the risks and uncertainties associated with those alternatives;

•       The terms of the Merger Agreement, as reviewed by our Board with our legal advisors, including consideration of several specific provisions of the Merger Agreement, such as (a) the limited conditions to Acquisition Corp.’s obligation to complete the Merger including the absence of a condition that Parent secure financing from a particular source; (b) the ability of our board to terminate the Merger Agreement in the exercise of fiduciary duties under specified circumstances and upon payment of a termination fee (recognizing the possible effect that a termination fee has on competing transactions, but believing that the fee is reasonable for this size of a transaction); (c) the limited ability of Acquisition Corp. to terminate the agreement and the provisions for the Company to recoup certain transaction expenses if Acquisition Corp. does terminate the Merger Agreement under certain circumstances; and (d) the provisions related to employee benefits in the Merger Agreement (see “The Merger Agreement”);

•       The likelihood of the Merger being approved by the appropriate regulatory authorities (see “The Merger—Regulatory Requirements” ”); and

•       The risk associated with senior management succession and transition, including the possible retirement of the Company’s Chief Executive Officer and Chief Operating Officer and difficulties and risks associated with finding individuals to fill these positions in order to implement the Company’s strategies.

After considering these factors, the Board and Special Committee concluded that the $36.40 per share cash Merger price was an attractive price for HCC’s shareholders in comparison to the values that HCC might reasonably achieve in the foreseeable future as a stand-alone, independent company. The Board and Special Committee believed that this was particularly true in light of the risks and uncertainties that might adversely affect the financial results HCC could expect to achieve on its own.

The Board and Special Committee also considered potential drawbacks or risks relating to the Merger, including the following drawbacks, risks and other factors:

•       The fact that the Merger Agreement prevents HCC from soliciting other offers;

•       The possibility that the $3.5 million termination fee payable to Acquisition Corp. under specified circumstances may discourage a competing acquisition proposal;

•       The fact that the all-cash price would not allow HCC’s shareholders to participate in the benefits of any synergies created by the Merger;

•       The fact that the all-cash price would be taxable to shareholders;

•       The risks and costs to HCC if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•       The fact that HCC’s officers and directors have certain interests in the Merger that are in addition to their interests as HCC shareholders, which had the potential to influence their views and actions in connection with the Merger proposal (see “Interests of Certain Persons in the Merger”);

•       The restrictions on the conduct of HCC’s business prior to the consummation of the Merger, requiring HCC to conduct its business subject to specific limitations, which may delay or prevent HCC from undertaking business opportunities that may arise pending completion of the Merger; and

•       The fact that Acquisition Corp. required three shareholders to enter into voting agreements which require them to vote in favor of the Merger subject to limited exceptions, and the fact that this could discourage competing proposals.

The Board and Special Committee concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the Merger to HCC’s shareholders.

The foregoing discussion of the information and factors that the Board and Special Committee reviewed in its consideration of the Merger is not intended to be exhaustive, but is believed to include all of the material factors that the Board and Special Committee considered. In view of the variety of factors and the amount of information considered, the Board and Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. Individual members of the Board may have assigned different weights to different factors, however, the Board and Special Committee made their determinations after considering all of the factors as a whole and, overall, considered them to be favorable to, and to support their determinations.

The Board and Special Committee’s Recommendation

The Board of Directors, on June 15, 2006, following the unanimous recommendation to it by the members of the Special Committee, has unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and recommends that the shareholders vote “FOR” approval and adoption of the Merger Agreement and the Merger. The Board believes that the consideration to be received by HCC shareholders is fair and in the best interests of HCC shareholders.

Opinion of Hector’s Financial Advisor—Stifel, Nicolaus & Company, Incorporated

HCC’s Board retained Stifel Nicolaus on December 2, 2005 to act as its financial advisor and to provide a fairness opinion in connection with the transaction contemplated by the merger agreement. HCC’s Board selected Stifel Nicolaus to act as its financial advisor based on Stifel Nicolaus’ qualifications, expertise and reputation. On June 15, 2006, Stifel Nicolaus delivered its written opinion, dated June 15, 2006, to the HCC Board that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by certain shareholders of HCC in the Merger pursuant to the Merger Agreement of $36.40 cash per share was fair to such shareholders from a financial point of view. Stifel Nicolaus presented to the HCC Board its financial analyses performed in rendering its fairness opinion.

The full text of the written opinion of Stifel Nicolaus is attached as Appendix B to this proxy statement and is incorporated into this document by reference. The summary of Stifel Nicolaus’ fairness opinion set forth is this proxy statement is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel Nicolaus in connection with such opinion.

The opinion of Stifel Nicolaus is solely for the information and use of the HCC Board in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the merger consideration to be received by certain shareholders of HCC in connection with the merger pursuant to the merger agreement. This opinion does not and shall not constitute a recommendation to the HCC Board as to how to vote on the merger or to any holder of HCC common stock as to how such holder should vote at any shareholders’ meeting at which the merger is considered or any other matter related thereto. Stifel Nicolaus’ opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to the HCC Board or HCC and does not address the underlying business decision of the HCC Board or HCC to proceed with or effect the merger.

In connection with its opinion, Stifel Nicolaus, among other things:

•       Reviewed and analyzed a draft copy of the Merger Agreement dated June 15, 2006;

•       Reviewed and analyzed the audited consolidated financial statements of HCC contained in its Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of HCC contained in its Form 10-Q for the quarter ended March 31, 2006;

•       Reviewed and analyzed certain other publicly available information concerning HCC;

•       Reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of HCC prepared by HCC management;

•       Reviewed the reported prices and trading activity of the publicly traded stock of HCC;

•       Reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel Nicolaus considered might have relevance to its inquiry;

•       Reviewed the financial terms, to the extent publicly available, of certain corporate acquisition transactions that Stifel Nicolaus considered might have relevance to its inquiry;

•       Held meetings and discussions with certain directors, officers and employees of HCC concerning the past and current operations, financial condition and prospects of HCC;

•       Reviewed the Transaction Agreement dated November 17, 2005 between Midwest Wireless Holdings L.L.C. and ALLTEL Corporation and its subsidiary;

•       Reviewed and considered certain information relating to HCC’s prior engagement of Legg Mason Wood Walker, Inc.; and

•       Conducted such other financial studies, analyses and investigations and reviewed such other information that Stifel Nicolaus considered might have relevance to its inquiry.

In connection with its review, Stifel Nicolaus relied upon, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of HCC. Stifel Nicolaus further relied upon the assurances of HCC management that they were unaware of any facts that would make such information incomplete or misleading. Stifel Nicolaus assumed, with the consent of HCC management, that any material liabilities (contingent or otherwise, known or unknown) of HCC are set forth in its financial statements.

Stifel Nicolaus has also relied upon HCC management as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Stifel Nicolaus by HCC, and Stifel Nicolaus assumed such forecasts and projections were reasonably prepared on bases reflecting the best then currently available estimates and judgments of management as to the future operating performance of HCC. The financial forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic and business conditions, and that accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel Nicolaus relied on these forecasts and projections without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of HCC, and has not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.

The Stifel Nicolaus opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Stifel Nicolaus as of the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in the opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm the opinion. Stifel Nicolaus’ opinion does not consider, address or include: (a) the tax consequences of the merger on the holders of shares of HCC’s common stock or (b) the rights associated with any HCC shares to purchase the Company’s Junior Participating Preferred Stock pursuant to the Rights Agreement dated as of July 27, 1999 between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent. Stifel Nicolaus has also assumed that the merger agreement will not differ materially from the draft merger agreement that Stifel Nicolaus reviewed, that the merger, and any other transactions contemplated by the merger agreement, will be consummated on the terms and conditions described in the draft merger agreement, without any waiver of material terms or conditions by HCC or any other party to the merger agreement, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on HCC. Stifel Nicolaus further assumed that, prior to the closing or consummation of the merger: (a) the transactions contemplated by the Midwest Wireless Agreement will be consummated on the terms and conditions described in the Midwest Wireless Agreement without any waiver of material terms or conditions by the parties thereto, and (b) the Company and its subsidiaries that are members of Midwest Wireless shall have received such merger consideration (other than escrowed amounts) to which they are entitled under the terms of the Midwest Wireless Agreement.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel Nicolaus, but describes, in summary form, the material elements of the presentation that Stifel Nicolaus made to HCC’s Board on June 15, 2006, in connection with Stifel Nicolaus’ fairness opinion.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel Nicolaus in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the holders of the merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for HCC should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 15, 2006 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

No company or transaction used in any analysis as a comparison is identical to HCC or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or transactions to which they are being compared.

In conducting its analysis, Stifel Nicolaus used three primary methodologies to determine the valuation of HCC. The three methodologies used to determine the value of HCC included: comparable companies analysis, selected transactions analysis and discounted cash flow analysis. These analyses were developed and applied collectively. Consequently, each individual methodology was not given a specific weight, nor can any methodology be viewed individually. Stifel Nicolaus used these analyses to determine the impact of various operating metrics on the implied equity value of HCC. Each of these analyses yielded a range of implied equity values, and therefore, such implied equity value ranges developed from these analyses must be viewed collectively and not individually.

Comparable Companies Analysis.   Stifel Nicolaus compared financial, operating and stock market data of HCC to the following publicly traded companies that participate predominantly, or in part, in the rural independent telecommunications industry:  Commonwealth Telephone, CT Communications, D&E Communications, HickoryTech and North Pittsburgh Systems. The multiples and ratios of each of the selected publicly traded companies were based upon the most recent publicly available information. Stifel Nicolaus believes that the principal multiples for comparing companies in the rural independent telecommunications industry are enterprise value divided by a company’s EBITDA for the most recently reported twelve month period (“LTM”) and enterprise value divided by the number of total access lines. The resulting quotients are referred to as an LTM EBITDA multiple and access line multiple, respectively. For purposes of Stifel Nicolaus’ analysis, Stifel Nicolaus defined enterprise value as a company’s market value of fully-diluted common stock plus the book value of long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash. EBITDA is a measure of a company’s pre-tax operating cash flow calculated by adding to a company’s net income its interest expense, income taxes, depreciation, amortization and extraordinary items and deducting its interest income.  Stifel Nicolaus developed a reference multiple range, which it applied to each of HCC’s LTM EBITDA and access lines to calculate an implied equity value per share. The following table presents the most relevant analyses of the selected publicly traded companies:

	Low	High	Mean	Reference Multiple Range	Implied Equity Value per Share
Enterprise Value to LTM EBITDA	5.1x	6.8x	6.1x	5.0x - 7.0x	$23.2 - $30.65
Enterprise Value per Access Line	$1,984	$3,292	$2,543	$2,00 - $3,500	$1.54 - $28.88

With regard to the comparable companies analysis summarized above, Stifel Nicolaus selected comparable publicly traded companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to HCC. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the comparable companies to which HCC is being compared.

Selected Transactions Analysis.   Using publicly available information and analysis prepared by Stifel Nicolaus, Stifel Nicolaus examined selected transactions involving companies with similar types of operations as HCC announced from September 2001 to January 2006. The selected transactions were:

Target	Acquiror
Kerrville Communications	Valor Telecommunications
MCT	Telephone & Data Systems
Conestoga Enterprises	D&E Communications
Iowa Telecom (two exchanges)	Norway Rural Telephone
Illinois Consolidated Telephone	Homebase Acquisition
Citizens Communications (one exchange)	Nemont Telephone
Blountsville Telephone	Seaport Capital
Community Service Telephone	FairPoint Communications
FairPoint Communications (three exchanges)	Golden West Telephone
Berkshire Telephone	FairPoint Communications
TXU Communications	Consolidated Communications
California-Oregon Telecommunications	Lynch Interactive
Foresthill Telephone	Kerman Telephone
Bentleyville Communications	FairPoint Communications
Montezuma Mutual Telephone	Iowa Telecommunications
Cass County Telephone	FairPoint Communications

In performing this analysis, Stifel Nicolaus determined the multiples of enterprise value to LTM EBITDA and enterprise value per access line for each of the selected transactions. Stifel Nicolaus defined enterprise value as a company’s market value of fully-diluted common stock plus the book value of long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash. EBITDA is a measure of a company’s pre-tax operating cash flow calculated by adding to a company’s net income its interest expense, income taxes, depreciation, amortization and extraordinary items and deducting its interest income.   Stifel Nicolaus developed a reference multiple range, which it applied to each of HCC’s LTM EBITDA and access lines to calculate an implied equity value per share. The following table presents the most relevant analyses of these selected transactions:

	Low	High	Mean	Reference Multiple Range	Implied Equity Value per Share
Enterprise Value to LTM EBITDA	7.1x	12.5x	8.9x	7.0x - 9.0x	$30.5 - $38.06
Enterprise Value per Access Line	$2,336	$8,480	$3,863	$3,00 - $4,000	$5.43 - $32.32

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between HCC’s businesses, operations and prospects and those of the comparable acquired companies, Stifel Nicolaus believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Stifel Nicolaus also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the Merger that could affect HCC’s acquisition value.

Discounted Cash Flow Analysis.   Stifel Nicolaus performed a discounted cash flow analysis for HCC based on financial estimates for 2006-2009 provided by HCC management. These financial estimates were subsequently discussed with HCC management. Stifel Nicolaus assumed terminal value multiples ranging from 5.5x to 6.5x EBITDA in calendar year 2009. Stifel Nicolaus selected this terminal value multiple range based on (i) Stifel Nicolaus’ review of trading data for comparable public companies,

(ii) the implied perpetual growth rates of free cash flow derived from such multiples and the corresponding range of implied perpetual growth rates of free cash flow that Stifel Nicolaus deemed to be reasonable, and (iii) Stifel Nicolaus’ overall professional experience valuing wireline businesses. Stifel Nicolaus used discount rates ranging from 9.5% to 10.5% after performing a weighted average cost of capital calculation that included reviewing the mean risk factor for comparable public companies and was based on a debt-to-total capitalization ratio of 25%. The implied HCC equity value per share ranged from $25.03 - 28.33.

Conclusion.   Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus’ opinion letter, Stifel Nicolaus was of the opinion that, as of the date of Stifel Nicolaus’ opinion, the merger consideration to be received by the holders in the Merger pursuant to the Merger Agreement was fair to such holders, from a financial point of view.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel Nicolaus believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel Nicolaus’ analyses and opinion; therefore the range of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus’ view of the actual value of HCC.

Stifel Nicolaus acted as financial advisor to HCC in connection with the Merger and will receive a fee for such services, $100,000 of which was payable at the signing of the engagement letter, $250,000 of which was payable at the signing of the Merger Agreement, and approximately $2,500,000 of which is payable upon consummation of the Merger. In addition, HCC agreed to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the Merger is consummated. HCC has also agreed to indemnify Stifel Nicolaus for certain liabilities relating to or arising out of its engagement. In 2005, Legg Mason Wood Walker, Inc., the prior owner of part of the Stifel Nicolaus Capital Markets business, provided investment banking services to HCC and received $75,000 for its services.

Certain Effects of the Merger

Current HCC shareholders will not have an opportunity to continue their equity interest in HCC after the Merger. Upon completion of the Merger, HCC common stock will no longer be quoted on the American Stock Exchange, trading information will no longer be available and the registration of HCC common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

The receipt of cash pursuant to the Merger will be a taxable transaction. See “Special Factors—Certain Federal Income Tax Consequences.”

Certain Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any change or future provisions of the Internal Revenue Code or other legal authorities may alter significantly the tax considerations we describe in this summary.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•       an individual who is a citizen or resident of the United States;

•       a corporation or other entity taxable as a C corporation for federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as United States person; or

•       an estate the income of which is subject to United States federal income tax regardless of its source.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, shareholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you.

This discussion is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder in view of that shareholder’s particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to investors subject to special treatment under the federal income tax laws. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the Merger.

Characterization of the Merger for Federal Income Tax Purposes

For United States federal income tax purposes, Acquisition Corp. will be disregarded, and the tax treatment of the Merger will be characterized by the source of funds used in the Merger to pay the HCC shareholders. To the extent the Parent of Acquisition Corp. provides the funds used in the Merger to pay the HCC shareholders, the Merger will be treated as a sale of HCC stock by the HCC shareholders to the shareholders of Acquisition Corp. To the extent the funds used in the Merger to pay the HCC shareholders are provided by HCC, including Merger-related indebtedness that becomes an obligation of HCC following the Merger, the Merger will be treated as a redemption by HCC of the stock of the HCC shareholders.

Tax Treatment of Merger to Shareholders

The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws).

The part of the Merger that is treated as a sale of shares by HCC shareholders to the shareholders of Acquisition Corp. results in taxable gain to the HCC shareholders under Section 1001 of the Code. The part of the Merger that is treated as a redemption by HCC of shares owned by HCC shareholders is expected to result in a taxable exchange to most or all HCC shareholders under Section 302 of the Code relating to stock redemptions. A redemption that does not qualify under Section 302 is taxed as a dividend for which a basis reduction would not be available. Section 302 exchange treatment generally requires a shareholder’s interest to be completely terminated or substantially reduced in the Merger, taking into consideration both actual and constructive ownership. Therefore it is possible, but unlikely, that a shareholder may be deemed to constructively own HCC shares after the Merger that are owned by related individuals and entities. The constructive ownership rules are complex, but in this case generally will apply only to HCC shareholders who own or have some relationship to an individual or entity that owns 50% or more of the value of one of the shareholders of Acquisition Corp.

There should be no distinction between the tax treatment under Sections 1001 and Section 302 of the Code. Unless the constructive ownership rules apply, for United States federal income tax purposes, a U.S. holder of our common stock will recognize either gain or loss in an amount equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the U.S. holder’s adjusted tax basis in such shares. If your holding period in our shares surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss you recognize will be taxed as long-term capital gain or loss. If your holding period is not greater than one year as of the date of the Merger, the gain or loss you recognize will be taxed as short-term capital gain or loss. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock.

Tax Treatment of Capital Gains and Losses by Non-Corporate Taxpayers

In the case of non-corporate taxpayers (such as individuals, trusts and estates), net long-term capital gains are taxed at preferred rates which are currently 5% and 15% depending on the taxpayer’s taxable income. Net gains from capital assets held for one year or less (“short-term capital gains”) are taxed at the same rate that applies to ordinary income.

A non-corporate taxpayer may deduct capital losses to the extent of capital gains recognized by the taxpayer during the taxable year, plus $3,000. Unused capital losses may not be carried back but may be carried forward indefinitely until they are fully utilized or the taxpayer dies. Thus, an individual shareholder who has a capital loss on the Merger, and has no other capital gains or losses, could deduct $3,000 per year until the loss is fully deducted or the shareholder dies.

Tax Treatment of Capital Gains and Losses by C Corporations

In the case of a C corporation, no preferable rates apply to long-term capital gains. Capital losses are deductible only to the extent of capital gains. C corporations may not use any part of their capital losses to reduce ordinary taxable income under Section 1211(a) of the Internal Revenue Code. A C corporation deducts its capital losses against its capital gains for the taxable year. A C corporation that sustains capital losses in excess of capital gains in the taxable year has a net capital loss which, in general and subject to limitations, can be carried back three years and forward five years until it is used. The amount of net capital loss, whether long or short-term, carried back or carried forward to another year is treated as a short-term capital loss in the year to which it is carried under Section 1212(a)(1) of the Code.

Backup Withholding

Under the Code, a holder of our stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your

United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Information Concerning HCC Common Stock

HCC’s common stock currently is quoted on the American Stock Exchange (“AMEX”) under the symbol “HCT.”

As of the Record Date for the special meeting, there were                    shares of HCC common stock outstanding, which were held by approximately         holders of record. Such numbers of shareholders do not reflect the estimated          individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the HCC common stock as reported by AMEX.

	Market Price
2006	High	Low
First Quarter	$29.99	$26.10
Second Quarter	35.35	27.65
Third Quarter (July 1 - August 3)	35.47	35.04
2005
First Quarter	$22.25	$20.15
Second Quarter	23.95	20.85
Third Quarter	30.00	22.87
Fourth Quarter	29.70	28.01
2004
First Quarter	$19.36	$13.85
Second Quarter	21.70	18.65
Third Quarter	21.50	19.80
Fourth Quarter	22.00	20.00
2003
First Quarter	$13.60	$11.80
Second Quarter	13.89	11.50
Third Quarter	14.35	12.45
Fourth Quarter	14.14	13.06

On June 26, 2006, the most recent trading day prior to the announcement of the execution of the Merger Agreement, the closing per share sale price of the HCC common stock was $29.60, and on                      , 2006, the last trading day before this Proxy Statement was mailed to shareholders, the closing per share sale price of the HCC common stock was $          .

Certain Financial Projections

HCC, as a matter of course, has not historically made public forecasts or projections as to future performance or financial data. However, in connection with its consultations with Stifel Nicolaus and discussions with various parties that indicated an interest in acquiring HCC (including Acquisition Corp.), management of HCC provided certain projections of its future financial performance to such persons, including those set forth below. The projections set forth below are included in this Proxy Statement only because this information was provided to Acquisition Corp, as well as other interested parties. The projections described below were prepared by management of HCC and were not prepared with a view towards public disclosure. The projections do not purport to present operations in accordance with generally accepted accounting principles. The projections reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. HCC’s internal financial forecasts (upon which the projections provided to Acquisition Corp. were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond HCC’s control. Accordingly, there can be no assurance that the financial projections will prove accurate. In addition, the projections do not consider the effect of any future combination of HCC’s business with Acquisition Corp. and its Parent.

Set forth below is a summary of HCC’s 2005 actual financial results and projected financial results for HCC for its fiscal years 2006 to 2009 and other data for HCC prepared by HCC’s management and provided to Acquisition Corp.

Hector Communications Corporation Projected Financial Information
Summary Financial Data
(in thousands except per share amounts)

	Year Ended December 31
	2005 (actual)	2006 (projected)	2007 (projected)	2008 (projected)	2009 (projected)
Selected Income Statement Information
Revenues	$32,373	$32,786	$32,811	$32,755	$32,880
Costs and Expenses	24,383	23,583	22,811	23,136	23,552
Operating Income	7,990	9,203	10,000	9,619	9,328
Other Income (Expenses):
Income from Midwest Wireless Holdings, LLC	4,682	2,809
Gain on sale of Midwest Wireless Holdings, LLC		45,154
Gain on sale of RTB Stock		10,341
Other	(1,740)	(918)	(98)	272	649
Other Income (Expenses), net	2,942	57,386	(98)	272	649
Income Before Income Taxes	10,932	66,589	9,902	9,891	9,977
Income Tax Expense	4,365	34,016	3,960	3,956	3,990
Net Income	6,567	32,573	5,942	5,935	5,987
Basic Income from Continuing Operations per common share	$1.72	$8.52	$1.56	$1.55	$1.57
Diluted Income from Continuing Operations per common share	$1.61	$7.98	$1.45	$1.45	$1.47
Cash Dividends per share	$.28	$.20	$.20	$.20	$.20
Average Shares Outstanding:
Common shares only	3,821	3,821	3,821	3,821	3,821
Common and potential common shares	4,084	4,084	4,084	4,084	4,084
Margins:
Earnings Before Interest and Taxes (EBIT)	24.7%	28.1%	30.5%	29.4%	28.4%
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	48.4%	49.8%	50.3%	49.8%	49.3%
Selected Balance Sheet Information
Working Capital	$18,981	$65,422	$65,502	$65,764	$66,246
Property, Plant and Equipment, net	37,382	34,548	32,029	29,314	26,422
Excess of Cost Over Net Assets Acquired, net	30,921	30,921	30,921	30,921	30,921
Total Assets	127,754	153,077	150,517	148,205	145,955
Long-Term Debt	49,456	42,882	36,232	29,582	22,932
Stockholders’ Equity	61,446	92,427	96,776	101,118	105,512

The projections described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “Forward Looking Information. For a discussion of risks and uncertainties that may be relevant to HCC’s results, shareholders may also refer to HCC’s filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the projections described above will prove accurate, or that the projections will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the projections described above. The inclusion of these projections should not be regarded as an indication that HCC or Acquisition Corp., or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of HCC, Acquisition Corp. or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of HCC compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the Merger, HCC shareholders should be aware that the directors, officers and certain members of management of the Company have interests in the Merger in addition to their interests solely as shareholders of the Company, as described below.

Change of Control Agreements

Each of our executive officers, Messrs. Sampson, Sjogren, Hanson and Braun, together with 32 other employees of the Company (all such officers and other employees are hereafter collectively referred to as the “Designated Employees”) have entered into change of control agreements (“COC Agreements”) with the Company. Generally, under the COC Agreement each Designated Employee will be eligible to receive a “Retention Amount” and a “Severance Amount” based on level of responsibility and years of service of such employee. Upon consummation of the Merger, the Retention Amount will be paid one-third as of the Closing, one-third 90 days after the Closing and one-third 180 days after the Closing, if the employee is employed by the Company at each such date. The Retention Amount is also payable in full if Employee is terminated by the Company other than for Cause or terminates his or her employment prior to the expiration of such 180 period for Good Reason. The Severance Amount will be paid to any of the Designated Employees if, within two years following the Closing, such employee’s employment is terminated by the Company for any reason other than for Cause or is terminated by the employee for Good Reason. Cause and Good Reason are each defined below. The aggregate amount payable under all Retention Agreements is approximately $400,000 and the aggregate amount potentially payable under all Severance Agreements is approximately $1,180,000. In addition, the COC agreement provides that if a Designated Employee is entitled to payment of a Severance Amount and is eligible for and elects COBRA or state continuation of the Company’s health, dental and group life insurance benefits, the Company will continue to pay its portion of such employee benefits premiums until the earlier of (a) 6 months, (b) the date that such COBRA or state continuation coverage otherwise terminates, or (c) the number of weeks that the Designated Employee is eligible for Severance Amounts.

The following table provides information with respect to Retention Amounts payable to the executive officers of the Company named in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission under Schedule 14A on April 12, 2006 and the Severance Amounts potentially payable to such executive officers.

Officer	Retention Amount	Severance Amount
Curtis A. Sampson	39,711.55	206,500.00
Steven H. Sjogren	28,846.15	150,000.00
Paul N. Hanson	17,500.00	91,000.00

Under the COC Agreements, a “change of control” means:

•       The sale of (a) all or substantially all of HCC’s assets, or (b) at least 75% of HCC’s assets other than to (i) an entity owned 50% or greater by us or any our subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of HCC immediately prior to such sale, or (ii) as a result of HCC’s bankruptcy, dissolution or liquidation;

•       A merger, reorganization or other corporate transaction that results in our shareholders immediate prior to such transaction owning less than 50% of the combined voting power of our capital stock immediate following such transaction;

•       The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the Company’s then outstanding securities (other than in the case of an entity owned 50% or more by the Company or by an employee benefit plan for the benefit or our employees); or

•       The failure for any reason of individuals who constitute the Board of Directors at the time of execution of the COC Agreements (together with any new Company directors added after such date but prior to the change of control) to continue to constitute at least a majority of our Board.

“Cause” means:

•       the failure by a Designated Employee to use his or her best efforts to perform his or her material duties and responsibilities or to comply with any one of our material policies or directives;

•       any act which is harmful to our reputation, financial condition, business or business relationships;

•       a material breach of a Designated Employee’s fiduciary responsibilities to HCC or our customers, vendors, agents or employees;

•       a Designated Employee’s conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation; or

•       a material breach by a Designated Employee of any material written agreement between us and the Designated Employee.

“Good Reason” means:

•       the assignment to a Designated Employee of any duties inconsistent with his or her status or position with HCC after the change of control date or a substantial reduction after the change of control date in the nature or status of his or her position or responsibilities;

•       a reduction of a Designated Employee’s base compensation in effect immediately prior to the change of control;

•       requiring a Designated Employee to be based anywhere outside of a 25-mile radius from his or her principal place of employment on the change of control date;

•       the failure by HCC to continue to provide a Designated Employee with employee retirement and welfare benefits and fringe benefits (other than equity-based plans) at least as favorable to those in which the Designated Employee participated immediately prior to the change in control; or

•       the failure of HCC to obtain a satisfactory agreement from any successor to assume and agree to perform the company’s obligations under the COC Agreements.

A Designated Employee’s acceptance of severance payments in accordance with the severance policy is deemed to constitute acceptance of the following obligations by the Designated Employee:

•       an agreement that the Designated Employee will not disclose any of our confidential or proprietary information, both while employed by us and at any time thereafter;

•       an agreement that, during employment and for a period of 1 year thereafter, the Designated Employee will not invest in or render services to any business whose products or services compete with our products or services anywhere within the telephone exchange territories or cable television franchise areas owned or operated by us, or induce or attempt to induce any of our employees to leave our employ in favor of such a competitor, or induce or attempt to induce our customers or vendors to cease doing business with us during this period; and

•       an agreement to enter into a customary mutual release agreement with us covering all claims and potential claims in connection with the Designated Employee’s employment by us.

Voting Agreements

The Company and Acquisition Corp. have entered into Voting Agreements dated as of June 27, 2006 (each a “Voting Agreement”) with each of Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson, respectively, the Chief Executive Officer, the Chief Operating Officer and the Vice President—Finance of the Company (the “Shareholders”). As of June 27, 2006, the Shareholders collectively owned, of record or beneficially, 433,993 Shares and options to purchase 105,500 Shares. The Voting Agreements collectively grant to HAC a proxy to vote an aggregate of 377,448 Shares at any shareholders meeting called with respect to approval of the Merger until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement in accordance with its terms. Furthermore, each Shareholder has agreed, at any meeting of the shareholders of the Company, to vote all Shares such shareholder beneficially owns (a) in favor of adopting the Merger Agreement and any transactions contemplated thereby, including the Merger, (b) against any alternative transaction proposed and (c) against any action that would delay, prevent or frustrate the Offer and the Merger and the related transactions contemplated by the Merger Agreement, and, as security for such obligations has granted to HAC the proxy described above. The voting agreements do not bind Mssrs. Sampson, Sjogren or Hanson in their role as directors of HCC. Each Voting Agreement terminates at the time of the termination of the Merger Agreement.

Indemnification

The Merger Agreement provides that HCC’s officers and directors will have rights to indemnification for all acts or omissions occurring prior to the Merger to the extent currently available under HCC’s articles of incorporation and bylaws. Under the Merger Agreement HCC will purchase a “tail” policy that will extend coverage of its officers’ and directors’ liability insurance to cover claims asserted after the Merger subject to a $124,000 cap on the cost of such coverage. The Securities and Exchange Commission advises that indemnification for securities laws violations is against public policy and may be unenforceable.

Treatment of Options and Warrants

Each holder of an option or warrant shall be entitled to a payment (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of HCC common stock subject to such HCC stock option or warrant and (ii) the difference between $36.40 and the exercise price for the stock option or warrant, payable in cash.

Executive officers and directors of HCC hold common stock, stock options and warrants to purchase the following number of shares of HCC common stock and will receive the following amounts of cash as a result of the transaction:

Name of Executive Officer or Director	Number of Options or Warrants	Net cash amount to be received in the Merger upon exercise of options or warrants ($)	Number of shares of common stock owned (not including options or warrants)	Cash amount to be received for shares of common stock in the Merger	Aggregate cash amount to be received for common stock, options or warrants
Curtis A. Sampson	42,000	$837,480.00	333,185.12	$12,127,938.51	$12,965,418.51
Steven H. Sjogren	42,000	900,315.00	57,902.13	2,107,637.60	3,007,952.60
Paul N. Hanson	34,000	733,045.00	58,268.29	2,120,965.65	2,854,010.65
Charles A. Braun	21,600	460,488.00	32,912.39	1,198,011.07	1,658.499.07
Matthew Sparks	11,600	214,488.00	13,572.49	494,038.45	708,526.45
Michael Skucius	11,250	238,235.00	9,777.71	355,908.61	594,143.61
Ronald J. Bach	14,000	225,970.00	—	—	225,970.00
James O. Ericson	18,000	322,400.00	27,176.00	989,206.40	1,311,606.40
Luella G. Goldberg	14,000	225,870.00	1,500.00	54,600.00	280,570.00
Paul A. Hoff	22,000	427,812.00	1,596.00	58,094.40	485,906.40
Gerald D. Pint	14,000	225,970.00	—	—	225,970.00
Wayne E. Sampson	18,000	322,400.00	5,379.00	195,795.60	518,195,60

Fees Payable to the Financial Advisors

As compensation for its services as financial advisor to HCC, Stifel Nicolaus received $100,000 at the time HCC signed the letter pursuant to which it was engaged, $250,000 at the signing of the Merger Agreement, and will receive approximately $2,500,000 upon the consummation of the Merger. In addition, HCC agreed to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. HCC has also agreed to indemnify Stifel Nicolaus for certain liabilities relating to or arising out of its engagement. See “Special Factors - Opinions of Financial Advisors.”

THE MERGER

The following is a summary of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to review the Merger Agreement carefully in its entirety.

Merger Consideration and Treatment of HCC Common Stock, Options and Warrants

At the time of the Merger:

•       each share of HCC common stock outstanding as of the Record Date, including the associated rights to purchase HCC’s Junior Participating Preferred Stock, but excluding shares held by shareholders who have perfected their dissenters’ rights, will be canceled and converted into the right to receive $36.40 per share in cash (the “Merger Price”);

•       all outstanding options to purchase HCC common stock, whether or not then vested or exercisable, will be exchanged for, and the holder of each option will be entitled to receive upon his or her surrender of the option or warrant and payment of the per share exercise price specified therein a lump sum cash payment equal to the equal to the Merger Price multiplied by the total number of HCC common stock subject to such option or warrant, net of any applicable withholding taxes, as the case may be (each option or warrant not so exercised and surrendered will be cancelled at the time of the Merger and become the right to receive the lump sum payment specified above); and

•       each share of Acquisition Corp. will be canceled and converted into one share of common stock of HCC.

Structure and Effective Time

The Merger Agreement provides that Acquisition Corp., will merge with and into HCC. HCC will survive the Merger and as a corporation one-third owned by each of  Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc.

The closing date for the Merger will be as soon as practicable following the satisfaction or waiver of all conditions to closing in the Merger Agreement. We will seek to complete the Merger in the third quarter of 2006. However, we cannot assure you when, or if, all the conditions to completion of the Merger will be satisfied or waived. See “—Conditions to the Merger.”

The Merger will be effective when we file a certificate of Merger with the Minnesota Secretary of State, or at such later time as we and Acquisition Corp. specify in the certificate of Merger (the latter of such dates is referred to as the “Effective Time”). We expect to make this filing simultaneously with the closing of the Merger.

Directors and Officers

The Merger Agreement provides that the following individuals, who are currently the directors of Acquistion Corp., David Arvig, Alan Arvig, Barbara Bornhoft, William Eckles, Robert Hammond, Jr., and Bill Otis, will become the directors of the surviving corporation. Also, following the Merger, the following officers of Acquisition Corp. will be appointed to the same positions at the surviving corporation:  Bill Otis. Chairman, CEO and President; William Eckles, Secretary; and, David Arvig, CFO and Treasurer.

Representations and Warranties

HCC makes customary representations and warranties in the Merger Agreement, including representations and warranties relating to:

•       organization and qualification of HCC and its wholly-owned subsidiaries and the wholly-owned subsidiaries of those subsidiaries;

•       the authorized shares of capital stock and number of shares issued pursuant to options and warrants;

•       the consents that HCC will be required to obtain to consummate the Merger;

•       the accuracy and completeness of filings with the SEC, including HCC’s financial statements;

•       litigation, compliance with law and undisclosed liabilities;

•       employee benefit plans and arrangements and labor matters;

•       material contracts, intellectual property, environmental, tax and real estate matters;

•       the conduct of our business in the ordinary course;

•       the number of our telephone access lines, video customers and internet customers; and

•       the absence of certain specified events or conditions, including those deemed to result in a “Company Material Adverse Effect” defined as a material adverse effect on our business, assets, financial condition, or results of operations and our subsidiaries, taken as a whole, excluding any effect resulting from any general economic or market conditions, regulatory or political conditions and conditions generally applicable to the industries in which HCC and its subsidiaries are involved.

The Merger Agreement contains limited customary representations made by Acquisition Corp. and Parent, including the capital contributions made or to be made to Acquisition Corp. by each of its owners, Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc and the availability of financing.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

Covenants

Covenants of HCC

Board Recommendation; Shareholder Meeting

Under the Merger Agreement, our Board of Directors has agreed, subject to its fiduciary duties, to recommend that our shareholders vote to approve the Merger Agreement, and to take all action necessary to convene the shareholders’ meeting and all lawful action to obtain shareholder approval of the Merger.

Obtaining Required Consents

We are required to use all reasonable efforts to obtain all necessary consents to the Merger, including consents or approvals from the Federal Communications Commission, state agencies that regulate our telecommunications business and municipalities in which our cable TV systems are located. See “—Regulatory Requirements.”  Acquisition Corp and the Parent are obligated to do the same.

Conduct of our Business Prior the Merger

In the Merger Agreement, we have agreed that until the Closing of the Merger or the termination of the Merger Agreement that we will conduct our operations only in the ordinary course of business, use our reasonable best efforts to preserve our business organization, keep available the services of our current officers and employees, and preserve our relationships with our customers, suppliers and others having business dealings with us.

In addition, we have agreed, with specified exceptions, to various customary restrictions, including restrictions on our ability to:

•       Declare or pay dividends or enter into any voting agreement with respect to our capital stock (other than “upstream” dividends from our subsidiaries to HCC);

•       acquire or dispose of assets outside of the ordinary course of business;

•       incur or guarantee indebtedness for borrowed money or issue debt securities except for loans by HCC to its subsidiaries and other indebtedness incurred in the ordinary course of our business;

•       create or incur any material lien on our assets;

•       make any loan, advance or capital contribution to or investment in any person other than HCC’s wholly-owned subsidiaries;

•       grant any increases in the compensation of our directors, officers and employees; make any changes in wage scales or severance agreements; enter into any new (or materially amend) any existing employment, severance or termination agreement with any director, officer or key employee; or enter into any collective bargaining agreement;

•       pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of our existing employee benefit plans

•       make any changes in our certificate of incorporation or bylaws;

•       merge or consolidate with any other person;

•       issue, sell or pledge any shares of our capital stock or related securities;

•       change or purchase any of our capital stock;

•       enter into, terminate or amend certain types of material contracts;

•       make changes with respect to accounting policies or procedures; and,

•       settle pending litigation or commence any litigation.

Furthermore, as one of the conditions to Acquisition Corp.’s obligation to consummate the Merger, we have agreed to make capital expenditures in the ordinary course of business through the closing of the Merger reasonably consistent with our 2006 capital expenditure budget of $4.277 million, subject to seasonal deferments consistent with our past practices.

Finally, we have agreed to apply any proceeds from (a) the sale, merger or transfer of our assets outside the ordinary course and (b) proceeds from our redemption of our shares of the Rural Telephone Bank towards the repayment of indebtedness or retain such funds on deposit in an account consisting of short-term interest-bearing government securities.

Covenants of Acquisition Corp. and Parent

Each of Acquisition Corp. and Parent have agreed to take all actions necessary to complete the transactions contemplated by the Merger Agreement, including seeking all necessary approvals (see “—“Obtaining Required Consents”) and obtaining the funds necessary to complete the Merger.

Additionally, Acquisition Corp. and Parent have agreed to hold in confidence all confidential information we have provided to them if the Merger Agreement is terminated.

No Solicitation of Acquisition Proposals

We have agreed:

•       to immediately terminate any ongoing discussions or negotiations with any parties other than Acquisition Corp. with respect to any “competing transaction” (as described below);

•       not to directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer concerning a competing transaction;

•       not to directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to a competing transaction, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement a competing transaction; and

We are required to cause our officers, directors, employees and other representatives to comply with these restrictions.

Despite these general prohibitions, subject to the conditions we describe below, we or our Board of Directors may, at any time prior to the effective date of the Merger, take the following actions:

•       provide information in response to a request from a person who has made an unsolicited bona fide written proposal for a competing transaction;

•       engage in negotiations with such a person; or

•       recommend such an unsolicited bona fide written proposal for a competing transaction.

We or our Board of Directors may take these actions only if:

•       our board determines in good faith (after consultation with our independent financial advisor) that such proposal is reasonably likely to result in a “superior competing transaction” (as defined below); and

•       the bidder has executed a customary confidentiality agreement, with terms at least as restrictive as the confidentiality agreement between us and Acquisition Corp’s Parent.

We have also agreed to give Acquisition Corp. timely notice of our receipt of a proposal for a competing transaction, including the material terms of the proposal and thereafter any changes to those terms. We are not, however, required to disclose the identity of the party or parties making the proposal.

A “competing transaction” means:

•       a merger, reorganization, share exchange, consolidation or similar transaction that involves HCC or its subsidiaries;

•       any purchase or a substantial equity interest in us; or

•       any purchase of a substantial portion of our assets or our subsidiary’s assets or our subsidiary’s product line.

A “superior competing transaction” means:

•       a competing transaction resulting in terms which are more favorable from a financial point of view to our shareholders than the Merger; and

•       is reasonably capable of being consummated.

Change of Control and Severance Agreements

Acquisition Corp. also must honor our change of control agreements governing our salaried employees and our severance policy for certain hourly employees. The terms of the change of control agreement are described at “Interests of Certain Persons in the Merger—Change of Control Agreements.”

Our severance policy for our hourly employees other than part-time and seasonal employees (each an “Eligible Employee”) provides that each Eligible Employee be entitled to a lump-sum severance benefit equal to one week of severance pay per year of the Eligible Employee’s employment (measured as of the date that we entered into the Merger Agreement) up to a maximum of 20 weeks of severance pay. In order to qualify for severance pay, the Eligible Employee’s employment must have been terminated other than for “cause” (defined below) or the Eligible Employee must have voluntarily terminated his or her employment for “good reason” (also defined below) within two years following a “change of control” (which is defined to include transactions such as the Merger).

A termination for “cause” (thereby not entitling an Eligible Employee to severance benefits) means:

•       the failure by the Eligible Employee to use his or her best efforts to perform his or her material duties and responsibilities or to comply with any one of our material policies or directives;

•       any act which is harmful to our reputation, financial condition, business or business relationships;

•       a material breach of the Eligible Employee’s fiduciary responsibilities to HCC or our customers, vendors, agents or employee;

•       an Eligible Employee’s conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation; or

•       a material breach by the Eligible Employee of any material written agreement between us and the Eligible Employee.

A voluntary termination for “good reason” (thereby entitling the Eligible Employee to severance benefits if occurring within 2 years following a change of control) means:

•       the assignment to the Eligible Employee of any duties inconsistent with his or her status or position with HCC after the change of control date or a substantial reduction after the change of control date in the nature or status of his or her position or responsibilities;

•       a reduction of the Eligible Employee’s base compensation in effect immediately prior to the change of control;

•       requiring the Eligible Employee to be based anywhere outside of a 25-mile radius from his or her principal place of employee on the change of control date;

•       the failure by HCC to continue to provide the Eligible Employee with employee retirement and welfare benefits and fringe benefits (other than equity-based plans) at least as favorable to those in which the Eligible Employee participated immediately prior to the change in control; or

•       the failure of HCC to obtain a satisfactory agreement from any successor to assume and agree to perform the company’s obligations under the severance policy.

An Eligible Employee’s acceptance of severance payments in accordance with the severance policy is deemed to constitute acceptance of the following obligations by the Eligible Employee:

•       an agreement that the Eligible Employee will not disclose any of our confidential or proprietary information, both while employed by us and at any time thereafter;

•       an agreement that, during employment and for a period of 1 year thereafter, the Eligible Employee will not invest in or render services to any business whose products or services compete with our products or services anywhere within the telephone exchange territories or cable television franchise areas owned or operated by us, or induce or attempt to induce any of our employees to leave our employ in favor of such a competitor, or induce or attempt to induce our customers or vendors to cease doing business with us during this period; and

•       an agreement to enter into a customary mutual release agreement with us covering all claims and potential claims in connection with the Eligible Employee’s employment by us.

Indemnification

The Merger Agreement provides that all rights to indemnification now existing in favor of the current and former officers and directors of HCC for acts and omissions prior to the Merger will survive and continue in full force for a period of six years following the Effective Time of the Merger. The Merger Agreement also provides that when the Merger is completed HCC, as the surviving corporation, will purchase an extension of its directors and officers liability coverage, provided the total cost of such “tail” coverage is not more than $124,000.

Conditions to the Merger

The obligations of HCC and Acquisition Corp. to complete the Merger are subject to the satisfaction or mutual waiver of the following conditions:

•       HCC shareholders that hold at least 75% of all outstanding shares must approve the Merger;

•       no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, determination, decree, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•       all necessary governmental approvals from public utility authorities in Minnesota, North Dakota and Wisconsin and the Federal Communications Commission shall have been obtained;

•       all necessary governmental approvals from the grantors of our cable franchises shall have been obtained; and

•       the waiting period that applies to the Merger under the HSR Act has expired or been earlier terminated.

In addition, the obligations of Acquisition Corp. and Parent to complete the Merger is subject to the satisfaction or waiver by them of the following conditions:

•       our representations and warranties, including the absence of a material adverse effect on our business, must continue to be true as of the Effective Time;

•       we have materially complied with our obligations under the Merger Agreement;

•       we have obtained all material consents and approvals;

•       no more than 3% of the outstanding shares of HCC common stock have exercised dissenters’ rights under the Minnesota Act;

•       there shall not be any legal proceeding instituted or pending which seeks to prevent the Merger;

•       the sale of Midwest Wireless to ALLTEL shall have occurred without material modification to the original terms of the transaction, we shall have received the cash merger consideration due us under the terms of the Midwest Wireless transaction (including 51% of the cash merger consideration due us by virtue of our 51% ownership of Pine Island Cellular Telephone Company (“PICTC”), net of PICTC’s tax obligations related to such consideration;

•       we have entered into an agreement with the other shareholder of PICTC whereby PICTC is liquidated and the parties have agreed (a) that our liability for any taxes owing with respect to PICTC’s share of Midwest Wireless’ 2006 income and our direct and indirect share of any other taxes paid by or interest or other charges owing to the other shareholder do not exceed $1.8 million in the aggregate and (b) that all other claims as between us and the other shareholder of PICTC are release; and

•       at the Effective Time, our “targeted excess of debt minus working capital” as of the “reference date” that is applicable to the Effective Time is not greater than the respective amount for such reference date as follows:

Period During Which Closing Date Occurs	Reference Date	Targeted Excess of Debt Minus Working Capital
08/26/06 - 09/25/06	7/31/2006	$(19,321,046)
9/26/06 - 10/25/06	8/31/2006	(18,852,526)
10/26/06 - 11/25/06	9/30/2006	(18,384,006)
11/26/06 - 12/25/06	10/31/2006	(17,915,486)
12/26/06 - 01/25/07	11/30/2006	(17,446,966)
01/26/07 - 02/25/07	12/31/2006	(16,978,446)

•       all of our outstanding options have been exercised or deemed canceled in accordance with the terms of the Merger Agreement (see “—Merger Consideration and Treatment of HCC Common Stock, Options and Warrants”);

•       all transaction costs of the Merger shall have been paid in full;

•       we shall have continued to make our capital expenditures reasonably consistent with our 2006 capital expenditure budget of $4.277 million, subject to seasonal deferments consistent with past practices; and

•       the aggregate number of our outstanding shares, together with the shares which may be purchased upon exercise of outstanding option shall not exceed 4,394,551.

Our obligation to complete the Merger is subject to the satisfaction or waiver by us of the following conditions:

•       the material accuracy of the representations and warranties of Acquisition Corp and Parent; and

•       performance in all material respects of all of obligations of Acquisition Corp and Parent under the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of HCC):

•       by mutual consent of the Board of Directors of HCC and Acquisition Corp.;

•       by either HCC or Parent, if the Merger is not approved by shareholders at the meeting or if a court or regulatory body prohibits the Merger;

•       subject to HCC’s right to cure, by Parent, if we have made a material misrepresentation or material breach in our representations, warranties or covenants in the Merger Agreement, or if we have materially failed to comply with our obligations under the Merger Agreement;

•       subject to the right of Parent to cure, by HCC if there has been a material misrepresentation or material breach on the part of Acquisition Corp. or Parent in their representations, warranties or covenants in the Merger Agreement, or if they have materially failed to comply with their obligations under the Merger Agreement;

•       by HCC if the Midwest Wireless sale is terminated, provided HCC waits 30 days following termination of the Midwest Wireless sale before terminating the Merger Agreement;

•       by Parent if our Board of Directors withdraws its unanimous recommendation that shareholders approve the Merger Agreement and the Merger or if our Board of Directors approves or recommends a superior competing transaction to shareholders;

•       by HCC upon written notice to Acquisition Corp. at any time prior to the Special Meeting if we intend to enter into a definitive agreement in connection with a superior competing transaction and we make simultaneous payment to Acquisition Corp. of the termination fee; or

•       by either HCC or Acquisition Corp. if the consummation of the Merger will not have occurred on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007), unless the failure results from a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

The party desiring to terminate the Merger Agreement will give written notice of such termination to the other party in accordance with the terms thereof.

In the event of termination of the Merger Agreement, no party shall have any liability or further obligation to any other party except for the following:  (a) a party that is in material breach of its representations, warranties or covenants under the Merger Agreement shall be liable for damages incurred by the other parties to the extent that such damages are proximately caused by such breach (other than an intentional breach by HCC of its obligations because of the presence of a superior competing transaction); and (b) all parties to the Merger Agreement remain subject to the terms of their confidentiality agreement; (c) HCC and Parent each remain liable for the payment of one-half of certain filing fees, if incurred; (d) either HCC or Acquisition Corp and Parent may be liable to reimburse the other party to the Merger Agreement upon certain termination events described below; and (e) HCC must pay a $3.5 million termination fee to Parent under certain circumstances (see “—Termination Fee and Expense Reimbursement” below). If, however, the Merger Agreement is terminated in circumstances entitling Parent to payment of the termination fee, Parent waives all other claims against HCC.

Termination Fee and Expense Reimbursement

Termination Fee

In accordance with the terms of the Merger Agreement, HCC must pay Parent, a $3.5 million termination fee (the “Termination Fee”), if the Merger Agreement is terminated for any of the following reasons:

•       the Merger Agreement is terminated or abandoned by HCC or Parent because the shareholders fail to approve the Merger at the Special Meeting;

•       the Merger Agreement is terminated by Parent because HCC’s Board of Directors withdraws its recommendation to the shareholders to approve the Merger Agreement;

•       the Merger Agreement is terminated by HCC because the Merger has failed to close on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007); or

•       the Merger Agreement is terminated by Parent because we have made a material misrepresentation or material breach in our representations, warranties or covenants in the Merger Agreement, or if we have materially failed to comply with our obligations under the Merger Agreement and have failed to cure those deficiencies that we are reasonably capable of curing within 90 days of the date that the Parent notifies us of such default or breach.

With respect to each of the foregoing triggers for payment of the Termination Fee, (a) we must have, prior to termination or abandonment of the Merger Agreement, either received a proposal for a superior competing transaction or been advised by a potential acquirer (either directly or by public announcement) that it intends to make a proposal for a competing transaction if the Merger is delayed, abandoned or not approved by the shareholders and (b) our board of directors must have entered into a definitive agreement for a superior competing transaction or approved or recommended such a transaction within 12 months of terminating the Merger Agreement. If these conditions are satisfied, Parent is then entitled to payment of the Termination Fee within two business days of the date that our board notifies Parent that it has terminated the Merger Agreement because of a withdrawal of the board’s recommendation for the Merger or, if the Merger Agreement is terminated on any of the other specified grounds, on or before the date that we enter into a definitive agreement for a superior competing transaction or such transaction is approved or recommended by our board.

Expense Reimbursement

In the absence of a superior competing transaction, Parent may be entitled to reimbursement of certain transaction expenses if the Merger Agreement is terminated under the following circumstances:

•       if Parent or HCC terminates the Merger Agreement because the shareholders fail to approve the Merger at the Special Meeting;

•       if Parent terminates the Merger Agreement because the Merger has failed to close on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007), but only if the failure to close by such deadline is due to our failure to satisfy Acquisition Corp’s conditions to close and we have not remedied such failure within 30 days of being notified of such failure;

•       if the s terminate the Merger Agreement because we have made a material misrepresentation or material breach in our representations, warranties or covenants in the Merger Agreement, or if we have materially failed to comply with our obligations under the Merger Agreement and have failed to cure those deficiencies or they are incapable of being cured within 30 days of the date that Parent notify us of such default or breach; or

•       if Parent terminate the Merger Agreement because our Board of Directors withdraws or materially modifies its unanimous recommendation that the shareholders approve the Merger and Merger Agreement.

If Parent are entitled to expense reimbursement as outlined above, they are entitled to their reasonable out-of-pocket expenses incurred from and after April 27, 2006 (the date that HCC entered into a negotiations exclusivity agreement with Parent) in connection with Parent’s due diligence investigation, negotiation, preparation, financing, execution or consummation of the Merger Agreement and Merger, including reasonable legal and accounting fees and financing commitment costs, but excluding any percentage or success fees based on a closing of the Merger. The expense reimbursement, if due, is to be made within two business days of HCC’s receipt of reasonable documentation supporting such reimbursement.

If Parent receives a reimbursement of their transaction expenses as outlined above and subsequently become entitled to payment of the Termination Fee, the amount of expense reimbursement received will be credited against the Termination Fee.

Similarly, HCC may be entitled to the same type of expense reimbursement (also measured from April 27, 2006) if the Merger Agreement is terminated under the following circumstances:

•       if HCC terminates the Merger Agreement because the Merger has failed to close on or before December 31, 2006 (which either party may unilaterally extend to January 31, 2007), but only if the failure to close by such deadline is due to the failure by Acquisition Corp or Parent to satisfy our conditions to close and they have not remedied such failure within 30 days of being notified of such failure; or

•       if we terminate the Merger Agreement because Acquisition Corp or Parent has made a material misrepresentation or material breach in their representations, warranties or covenants in the Merger Agreement, or if they have materially failed to comply with their obligations under the Merger Agreement and have failed to cure those deficiencies or such deficiencies are incapable of being cured within 30 days of the date that we notify them of such default or breach.

The expense reimbursement, if due, is to be made within two business days of Parent’s receipt of reasonable documentation supporting such reimbursement and the obligation to pay such reimbursement is a joint several obligation of each of Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc.

Employment by HCC

HCC will be the Surviving Corporation in the Merger, and employees of HCC prior to the Merger will be HCC employees after the Merger.

Conduct of HCC’s Business After the Merger

Following the Merger, David Arvig, Alan Arvig, Barbara Bornhoft, William Eckles, Robert Hammond, Jr., and Bill Otis, who are currently the directors of Acquistion Corp., will become the directors of HCC. Also, following the Merger, the following officers of Acquisition Corp. will be appointed to the same positions at HCC:  Bill Otis. Chairman, CEO and President, William Eckles, Secretary, and David Arvig, CFO and Treasurer.

Other than the transactions contemplated by the Merger Agreement and the proposed financing, the Company does not have, nor does it anticipate, any plans or proposals that would result in a sale or transfer of a material amount of assets.

Effective Time

The Merger will become effective (referred to as the “Effective Time”) upon the filing of a certificate of Merger with the Minnesota Secretary of State or at such later time as may be specified in the certificate of Merger. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the principal terms of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement.

Regulatory Requirements

The Merger cannot be completed until (1) all required approvals by or consents of the Minnesota Public Utilities Commission, the Wisconsin Public Service Commission and the North Dakota Public Service Commission are obtained; (2) the Federal Communications Commission (FCC) approves the transfer of control of authorizations granted HCC’s local exchange carriers to Parent; and, (3) the various municipalities in Minnesota where the Company operates cable TV systems approve the transfer of control of franchises to operate such systems to Parent. It is presently anticipated that all such approvals and consents will be obtained prior to or shortly after the Special Meeting.

Financing

Acquisition Corp. and its three owners are obligated under the Merger Agreement to provide all funds necessary to consummate the Merger. In addition, Acquisition Corp. has provided the Company with a commitment letter from CoBank, ACB (“CoBank”) indicating that this financial institution will, subject to satisfying certain conditions, provide a credit facility to Acquisition Corp. that, together with the equity capitalization of Acquisition Corp., will be sufficient to fund Acquisition Corp.’s purchase of HCC.

Expenses of the Transaction

In connection with the proposed Merger HCC will already incurred, or will incur, various out-of-pocket costs, currently estimated to total approximately $                , in connection with consummating the Merger. These costs consist of approximately $2,900,000 of advisory fees and out-of-pocket expenses of Stifel Nicolaus, and $65,000 for printing, filing fees and other expenses associated with the Special Meeting. The exact timing, nature and amount of these costs are subject to change. See “Special Factors—Opinion of Financial Advisor” and “Interests of Certain Persons in the Merger—Fees Payable to the Financial Advisor” for a description of the fees to be paid to Stifel Nicolaus in connection with its engagement.

Except as otherwise described in “—Termination Fee and Expense Reimbursement” and “—Surrender of Share Certificates” above, and except for the parties’ agreement to share equally in certain filing fees, if incurred, costs and expenses incurred in connection with the Merger will be paid by the party incurring such cost or expense. A condition to the obligation of Acquisition Corp and Parent to consummate the Merger is that HCC have paid in full all of its costs and expenses incident to the Merger and the other transaction contemplated by Merger Agreement. In addition, the calculation of  “Targeted Excess of Debt Minus Working Capital” upon which another Acquisition Corp/Parent closing condition is premised, permits HCC to omit from such calculation, transaction expenses up to $3.5 million.

Amendment and Waiver

The Merger Agreement may be amended or its conditions precedent to closing waived at any time before or after the Special Meeting, but if after the Special Meeting no amendment or waiver shall be made without the further approval of HCC’s shareholders which reduces the consideration payable to the shareholders, changes the form or timing of such consideration or changes any other terms and conditions of the Merger Agreement if the changes, alone or in the aggregate, will materially adversely affect the shareholders. Any amendment to the Merger Agreement must be in writing and signed by all of the parties.

OWNERSHIP OF HCC COMMON STOCK

The following table sets forth information regarding the beneficial ownership of HCC common stock as of the Record Date by (i) each person or group that is known by HCC to be the beneficial owner of more than 5% of the outstanding shares of HCC common stock, (ii) each of the executive officers and directors of HCC and (iii) all executive officers and directors of HCC as a group. Information with respect to beneficial ownership is based upon information furnished by such persons to the Company.

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Curtis A. Sampson† 211 South Main Street Hector, MN 55342	515,655	(1)	12.74%
Opportunity Partners LP 60 Heritage Drive Pleasantville, NY 10570	568,100	(2)	14.04%
QVT Financial LP 527 Madison Avenue, 8th Floor New York, New York 10022 Delaware Limited Partnership	444,170	(3)	10.98%
Paul N. Hanson† 213 South Main Street Hector, MN 55342	238,235	(4)	5.89%
Steven H. Sjogren 213 South Main Street Hector, MN 55342	209,069	(5)	5.17%
All directors and officers as a group (12 persons)	915,360	(6)	22.62%

(1)                       The shares listed above include 306,251 shares owned by Mr. Curtis A.Sampson directly, 42,000 shares which may be purchased currently or within 60 days pursuant to outstanding stock options, 15,037 shares owned by Mr. Sampson’s wife, 32,223 shares owned by the Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”) of which Mr. Sampson is a trustee, and 120,144 shares owned by the Hector Communications Corporation Employee Stock Ownership Plan (“Hector ESOP”) of which Mr. Sampson is also a trustee. Mr. Sampson disclaims any beneficial ownership of the shares owned by his wife and the shares owned by the CSI ESOP and Hector ESOP in excess of the shares allocated to his accounts, which totaled 11,897 shares on December 31, 2005.

(2)                       Based on the Schedule 13D/A filed by Opportunity Partners LP with the Securities and Exchange Commission on January 10, 2006 on behalf of Phillip Goldstein with respect to 471,500 shares and Andrew Dakos with respect to 96,600 shares.

(3)                       Based on the Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2006 on behalf of QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GPLLC.

(4)                       The shares listed above include 42,343 shares owned by Mr. Hanson directly, 34,000 shares which may be purchased currently or within 60 days pursuant to outstanding stock options, 9,625 shares owned by Mr. Hanson’s wife, 32,223 shares owned by the CSI ESOP of which Mr. Hanson is a trustee and 120,144 shares owned by the Hector ESOP of which Mr. Hanson is also a trustee.

Mr. Hanson disclaims any beneficial ownership of the shares owned by his wife and the CSI ESOP and Hector ESOP in excess of the shares allocated to his account, which totaled 6,400 shares as of December 31, 2005.

(5)                       Includes 46,925 shares owned by Mr. Sjogren directly, 42,000 shares deemed outstanding pursuant to options exercisable within sixty days and 120,144 shares owned by the Hector ESOP of which Mr. Sjogren is a trustee. Mr. Sjogren disclaims any beneficial ownership of the shares owned by the Hector ESOP in excess of the shares allocated to his account, which totaled 10,977 shares on December 31, 2005.

(6)                       Includes 24,662 shares owned by spouses, 152,367 shares owned collectively by the CSI ESOP and the Hector ESOP and 262,450 shares deemed outstanding pursuant to options exercisable within sixty days. Messrs. Sampson, Hanson and Sjogren disclaim any beneficial ownership of the shares owned by the CSI ESOP and the Hector ESOP in excess of shares allocated to their accounts as described under footnotes 1, 4 and 5 above.

SHAREHOLDER PROPOSALS

If the Merger is approved, HCC will cease to be a public company and would not hold any further meetings of shareholders. If the Merger is not approved, then HCC would anticipate holding an annual meeting of shareholders on or about May 24, 2007. The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy or information statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with applicable rules. If a meeting in 2007 is held, shareholder proxy proposals prepared in connection with the proxy rules must be received by HCC on or before December 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION

HCC files annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy any reports, statements or other information that HCC files at the SEC’s public reference rooms which are located at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s regional offices located at: 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and Three World Financial Center, Room 4300, New York, New York 10281. Copies of such materials are also available from the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC Internet web site at http://www.sec.gov. Once the Merger is completed, HCC will no longer be subject to the reporting requirements of the Exchange Act.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares of HCC common stock at the Special Meeting. Neither HCC, Acquisition Corp. nor acquisition sub have authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.

This Proxy Statement is dated                      , 2006. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders will not create any implication to the contrary.

INDEPENDENT AUDITORS

Representatives of Olsen Thielen will have an opportunity to make a statement at the Special Meeting and will be available at the Special Meeting to answer appropriate questions asked by HCC shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Special Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the Special Meeting except as specified in the notice of Special Meeting. However, as to any other business that may properly come before the Special Meeting, the proxy holders intend to vote the proxies in respect thereof in accordance with the recommendation of the Board of Directors and the special committee.

Appendix A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 27, 2006, by and among Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (collectively, “Parent”), Hector Acquisition Corp., a Minnesota corporation and a direct wholly owned subsidiary of Parent (“Newco”), and Hector Communications Corporation, a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has, upon the terms and subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved this Agreement and the transactions contemplated hereby in accordance with the Minnesota Business Corporation Act (the “MBCA”); and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

Article I. The Merger

1.1        The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and Newco shall consummate a merger (the “Merger”) in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Minnesota, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2        Effective Time.   As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the MBCA and file with the Minnesota Secretary of State appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “Effective Time.”

1.3        Effects of the Merger.   The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

1.4        Closing.   The closing of the Merger (the “Closing”) shall take place (a) at the offices of Leonard, Street and Deinard Professional Association as soon as reasonably possible but in no event later than the third business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

Article II. Surviving Corporation

2.1        Articles of Incorporation.   The Articles of Incorporation of Newco as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

2.2        By-Laws.   The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

2.3        Directors.   The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

2.4        Officers.   The officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

Article III. Merger Consideration; Conversion or Cancellation of Shares in the Merger

3.1        Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.   At the Effective time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company’s Common Stock (defined in Section 4.2), each share of such Common Stock, together with the associated right (collectively, the “Rights”) to purchase the Company’s Junior Participating Preferred Stock pursuant to the Rights Agreement dated as of July 27, 1999, by and between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the “Rights Agreement”) (collectively, the “Shares” and each a “Share”) shall be treated as follows:

(a)        Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and Shares owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, “Parent Companies”) or by any of the Company’s direct or indirect wholly owned subsidiaries) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.4, $36.40 per Share in cash (the “Merger Consideration”), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

(b)        At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company’s direct or indirect wholly owned subsidiaries immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

(c)        At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2        Stock Options.

(a)        Immediately after the Effective Time, each option (“Option”) which has been granted under the 1990 Stock Plan and the 1999 Stock Plan (collectively, the “Option Plans”) and is outstanding at the Effective Time, whether or not then exercisable, will be exchanged for, and the holder of each such Option will be entitled to receive upon payment of the per share exercise price of each Option and surrender of the Option for cancellation or delivery of an instrument reasonably satisfactory to the Parent effecting cancellation of the Option, a lump sum cash payment equal to the product of the following:

(i)         the Merger Consideration; times

(ii)       the number of Shares covered by such Option.

provided that each Option not so exercised and surrendered shall be cancelled as of the Effective Time and become the right to receive a lump sum payment equal to the Merger Consideration minus the applicable exercise price times the number of shares covered by such option.

(b)        No party to this Agreement shall be liable to any holder of any Option for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law.

(c)        Parent shall cause the Company to deduct and withhold from the cash otherwise payable to the holder of any Option pursuant to this Section 3.2, such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option holder in respect of which such deduction and withholding was made by the Company.

3.3        Shareholders Meeting.   The Company, acting through the Board of Directors, shall:

(a)        use all reasonable efforts to promptly prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement which meets the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”) and  obtain and furnish the information required to be included by it in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and obtain SEC clearance of the Proxy Statement. The Company shall allow Parent reasonable opportunity to review and comment on the Proxy Statement and all amendments and supplements thereto;

(b)        include in the Proxy Statement (as defined above) the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if the Board of Directors after consultation with its counsel and financial advisers, determines such recommendation would result in a breach of its fiduciary duties to the Company’s shareholders under applicable law, in which case any such withdrawal, modification or amendment shall not constitute a breach of this Agreement;

(c)        the Company shall engage a proxy solicitor reasonably acceptable to Parent and shall use its reasonable efforts to otherwise solicit proxies in connection with the shareholders meeting unless the Board of Directors of the Company, after receiving a bona fide unsolicited Superior Competing Transaction (as defined in Section 6.2 below) and after consulting with its legal and financial advisors, determines that to do so would result in a breach of its fiduciary duties under applicable law;

(d)        duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the “Shareholders Meeting”), to be held as soon as practicable following filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, unless the Board of Directors of the Company, after receiving a bona fide, unsolicited Superior Competing Transaction and after consulting with its legal and financial advisors, determines that to do so would result in a breach in its fiduciary duties under applicable law;

(e)        the Company shall distribute the Proxy Statement to participants in the Company Employee Stock Ownership Plan (the “ESOP”) to the extent required by applicable law. The

Company shall vote all Shares in the ESOP which are unallocated to approve and adopt the Merger and the transactions to be consummated thereby.

At such meeting, Parent and Newco and any Person which owns more than 30% of Parent will vote all Shares, if any, owned by them in favor of approval of this Agreement and the transactions contemplated hereby.

3.4        Payment for Shares in the Merger.   The manner of making payment for Shares in the Merger shall be as follows:

(a)        Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) for the benefit of the holders of Shares and Options the funds necessary to make the payments contemplated by Sections 3.1 and 3.2, respectively (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 3.1 and 3.2, respectively, out of the Payment Fund in accordance with the provisions of Section 3.4(c) below.

(b)        The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A- 1 or P- 1 or better by Moody’s Investor Services or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $200 million, in each case with maturities not exceeding seven days. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Sections 3.1 and 3.2 and this Section 3.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c)        As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares and for Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled.

(d)        If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 3.1(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration. If any such Certificates or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and customary indemnification against loss by the Person claiming such Certificate or Certificates, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate (subject to any required withholding of taxes by the Surviving Corporation) the applicable Merger Consideration in respect thereof upon receipt by the Paying Agent of such affidavit and indemnification against loss.

(e)        Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders and option holders of the Company for six months after the Effective Time, together with any interest earnings and other income related to the Payment Fund, shall be delivered to Parent, upon demand of Parent, and any former shareholders and option holders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

(f)         Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder of the Company for any Shares, the Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law.

(g)        The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code (as defined below), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made by the Paying Agent.

3.5        Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded payment for such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA, if such Sections provide for dissenters’ rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses the right to dissent and demand payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses the right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any notice received by the Company of intent to dissent and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such notice. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, with any such holder.

3.6        No Further Rights or Transfers.   Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Merger Consideration with respect to each Share or the perfection of dissenters’ rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Surviving Corporation.

3.7        Certain Company Actions.   Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

3.8        Tender Offer.   Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, and notwithstanding any termination of this Agreement, Parent shall have the right to commence a cash tender offer to purchase all of the outstanding Capital Stock (as defined in Section 4.2 below) of the Company at a price equal to or in excess of what would have been the Merger Consideration. Notwithstanding Parent’s exercise of its right to commence such an offer, this Agreement, subject to the terms and conditions of Article 8 hereof, shall remain in full force and effect.

Article IV. Representations and Warranties of the Company

The Company hereby makes the representations and warranties in the following sections of this Article IV to Parent and Newco, except as qualified or supplemented by schedules in the Company Disclosure Schedule attached hereto. Each such schedule is numbered by reference to representations and warranties in a specific section of this Article IV; provided, however, that an exception or qualification to, or supplemental information regarding representations or warranties in, one section shall also be deemed disclosed with respect to each other warranty or representation to which the exception, qualification or supplemental disclosure reasonably relates. The inclusion of any exception, qualification or supplemental disclosure such Company Disclosure Schedule shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.1        Corporate Organization and Qualification.   Schedule 4.1 contains a correct and complete list of the Subsidiaries as of the date hereof. Each of the Company and its Subsidiaries (as hereinafter defined in Section 9.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.10). Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Company Material Adverse Effect. The Company has previously made available to Parent complete and correct copies of the Company’s Restated Articles of Incorporation, as amended, and Restated By-Laws.

4.2        Capitalization.   The authorized capital stock of the Company (the “Capital Stock”) consists of (a) 10,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), (b) 3,000,000 shares of Convertible Series A preferred stock, par value $1.00 per share (the “Preferred Stock”), and (c) 75,000 shares of Series B Junior Participating Preferred Stock (“Junior Stock”). As of May 31, 2006, 4,044,984 shares of Common Stock and no shares of Preferred Stock or Junior Stock were issued and outstanding, and there have been no changes since such date, other than with respect to the exercise of Options set forth on the schedule referred to below. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of May 31, 2006, 348,842 shares of Common Stock were reserved for issuance upon exercise of outstanding awards pursuant to the Option Plans and no shares were reserved for issuance under the Company’s 2003 Employee Stock Purchase Plan (“ESPP”) due to the termination of the 2006 phase of such plan as of the date hereof with the economic consequence described in Schedule 4.2. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all Liens, charges, encumbrances, claims and options of any nature. The Company has delivered to Parent a true and complete list, as of the close of business on May 26, 2006, of all outstanding Options of the Company that represent in the aggregate the right to purchase 348,842 shares of Common Stock, the number of Shares subject to each Option, the grant dates and exercise prices of each Option, and the names of the holders thereof, and there have been no changes since such date. Except as set forth above and on Schedule 4.2 and except for the Rights, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any Shares or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Shares or any shares of the capital stock of any of its Subsidiaries.

4.3        Authority Relative to This Agreement.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and to acknowledge the voting agreements entered into in connection herewith (the “Voting Agreements”) and to consummate the transactions contemplated hereby. This Agreement and the Voting Agreements and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors by unanimous vote and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the approval of the Merger and this Agreement by holders of the Shares in accordance with the MBCA. The Board of Directors of the Company has unanimously determined this Agreement and the transactions contemplated hereby are fair to and in the best interest of the holders of the Shares and unanimously have recommended the approval and adoption of this Agreement by the Company’s shareholders. This Agreement and the Voting Agreements have been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company is not an “investment company,” as such term is defined in Section 3(a) of the Investment Company Act of 1940.

4.4        Consents and Approvals; No Violation.

(a)        Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:

(i)         conflict with or result in any breach of any provision of the respective articles of incorporation, as amended, or by-laws, as amended, of the Company or any of its Material Subsidiaries;

(ii)       require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the MBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) such filings and consents as may be required by the Federal Communications Commission (the “FCC”) or the rules and regulations promulgated by the FCC (the “FCC Rules”), or the rules and regulations promulgated by the Minnesota Public Utilities Commission and the counterpart laws and regulations of the states of Wisconsin and North Dakota (collectively the “State Communications Laws and Regulations”) as set forth on Schedule 4.4(a), (E) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement as set forth on Schedule 4.4(a), (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Company Material Adverse Effect, or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

(iii)      except as set forth in Schedule 4.4(a), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its  Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole or individually or in the aggregate would adversely affect the consummation of the transactions contemplated hereby; or

(iv)       assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 (a) are duly and timely obtained or made and, with respect to the Merger, the approval of the Merger and this Agreement by the Company’s shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole or individually or in the aggregate would adversely affect the consummation of the transactions contemplated hereby.

(b)        The affirmative vote of 75% of the voting power of the outstanding Shares in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

4.5        SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)        The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003, pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders’ equity (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(c)        As of December 31, 2005 there were no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there was no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(i)         liabilities or obligations disclosed and provided for in the balance sheet for the Company’s Form 10-K for the period ended December 31, 2005 or Form 10-Q for the period ended March 31, 2006 (the “2006 First Quarter 10-Q”) and

(ii)       liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2005 that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6        Absence of Certain Changes or Events. .   (a) Since December 31, 2005, the Company has not suffered any Company Material Adverse Effect and there are not any facts, circumstances or events that are reasonably likely to have a Company Material Adverse Effect.

(b)        Since December 31, 2005, except as disclosed on Schedule 4.6(b), the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(i)         any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Capital Stock (other than dividends permitted by Section 6.1), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(ii)       any split, combination or reclassification of any Capital Stock of the Company or any issuance or the authorization of any issuance of any securities of the Company (other than under the Option Plans and ESPP);

(iii)      any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(iv)       any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

(v)        any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset;

(vi)       any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in Subsidiaries in the ordinary course of business consistent with past practices;

(vii)     any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(viii)    any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its

Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(ix)       any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

(x)        other than as disclosed on Schedule 4.10(a) and Schedule 4.10(d), any (1) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (2) new or increase in benefits payable under any existing severance or termination pay policies or employment agreements, (3) any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director or officer of the Company or any of its Subsidiaries, the establishment, adoption or amendment (except as required by applicable law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (4) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any Subsidiary of it, or increase in compensation of any employee of the Company or any of its Subsidiaries other than the Company wide annual adjustment in compensation that became effective on April 1, 2006 or otherwise in the ordinary course of business, consistent with past practice, or (5) loans by the Company or its Subsidiaries to any officer, director or any employee, forgiveness of any indebtedness owed by an officer, director or employee to the Company or any of its Subsidiaries or guarantees by the Company or any of its Subsidiaries of any obligations of any officer, director or employee;

(xi)       any hiring or termination of any officer, member of senior management or key employee or consultant and the Company and its Subsidiaries currently have no intent to take any such action and to the Knowledge of Company, no officer, member of senior management or key employee or consultant intends to terminate their employment with or retention by the Company or any of its Subsidiaries;

(xii)     any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at March 31, 2006, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xiii)    any tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended tax returns or claims for Tax refunds filed, any closing agreement entered into, any tax claim, audit or assessment settled, or any right to claim a tax refund, offset or other reduction in tax liability surrendered;

(xiv)     any material adverse change in working capital; or

(xv)      any contract, agreement, arrangement or understanding by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (xiv).

4.7        Litigation.   Except as disclosed on Schedule 4.7, As of the date of this Agreement there are no actions, claims, suits, charges, proceedings and governmental investigations pending or, to the Knowledge of the Company, threatened, which (i) are required to be disclosed therein by the Exchange Act in the Company SEC Reports,  (ii) if determined or resolved adversely in accordance with plaintiff’s demands, individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect, or (iii) seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

4.8        Proxy Statement.   The Proxy Statement and similar materials distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto will comply in all material respects with applicable federal securities laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company’s Shareholders, at the time of the Shareholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement.

4.9        Taxes.

(a)        Tax Returns.   For all years for which the applicable statutory period of limitation has not expired, the Company has timely and properly filed all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed. The Company has paid all taxes (including interest and penalties) and withholding amounts owed by it, except where the failure to pay such taxes or withholding amounts is not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole. No material, unpaid tax deficiencies have been proposed or assessed in writing against the Company and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company since January 1, 2003. Except as set forth in Schedule 4.9, the Company is not liable for any taxes attributable to any other Person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b)        Audits.   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company in respect of any tax (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) or tax return. Except as set forth in Schedule 4.9, the Company has not consented to any extension of the statute of limitations with respect to any open federal, state or local tax returns.

(c)        Liens.   Except as set forth in Schedule 4.9, there are no tax liens upon any property or assets of the Company except for liens for current taxes not yet due and payable.

(d)        Withholding Taxes.   The Company has properly withheld and timely paid all material withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or independent contractors. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file is not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole.

(e)        Other Representations.   The Company has not filed any consent under Section 34l(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341 (f)(4) of the Code) owned by the Company. Except as shown in Schedule 4.9, there is no contract, agreement, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code or provides reimbursement or indemnification of any officer, director or employee for any tax liability of such person under Code Sections 409A or 4999. Except as set forth on Schedule 4.9, during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.

4.10     Employee Benefit Plans; Labor Matters.

(a)        Schedule 4.10(a) contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, sales, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Company Plans.” “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(b)        Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

(c)        With respect to the Company Plans: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither the Company nor any of its Subsidiaries maintains or contributes to any defined benefit plan subject to Title IV of ERISA.

(d)        Schedule 4.10(d) sets forth a true and complete list of each director, officer and employee of the Company and its Subsidiaries as of May 26, 2006, the title or job classification of each such person, and the compensation to be paid to each such person during 2006.

(e)        The Company and its Subsidiaries are not a party to any collective bargaining agreement, and are not under any obligation to bargain in good faith for the same.

(f)         There has not been, there is not presently pending or existing, and to Company’s Knowledge there is not threatened: any strike, shutdown, picketing, work stoppage, or employee grievance process. Except as would not be material to the Company and its Subsidiaries taken as a whole, there are no proceeding against or affecting the Company and its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including but not limited to any charge or complaint filed by an employee, former employee, applicant or union with a court of law, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Administration, the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission or any comparable government body; any organizational activity; or other labor or employment dispute against or affecting Company and its Subsidiaries or its premises, and including but not limited to any charge or claim for wrongful termination, discrimination, harassment, breach of implied or express contract, defamation, promissory estoppel, breach of covenant of good faith and fair dealing, unfair labor practices, wage and hour violations, and for violation of any federal, state, or local laws governing employment;

(g)        Except as disclosed in Schedule 4.10(g), all employees of Company and its Subsidiaries are employed at-will and may be terminated by the Surviving Corporation without cause, without any liability and without obligation other than compliance with applicable benefits continuation laws;

(h)        The Company and its Subsidiaries have complied with all provisions of applicable law pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts except for any failure to so comply that is not material to the Company and its Subsidiaries taken as a whole.

(i)         each employee hired within the previous three years has completed and the Company and its Subsidiaries have retained a BCIS Form I-9 in accordance with applicable rules and regulations, and to the best of Company’s Knowledge there are no current employees who are not in lawful status pursuant to the immigration laws of the United States.

4.11     Environmental Laws and Regulations.   Except as set forth in Schedule 4.11 or as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws, requirements, orders and standards of conduct and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person or entity alleging liability under or noncompliance with any Environmental Law, (iii) the properties currently owned by the Company and its Subsidiaries (including soils, groundwaters, surface water, buildings or other structures) are not contaminated with any Hazardous Substances, (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substances disposed on or contamination of any third party property, (v) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any governmental entity or is subject to any indemnity or other agreement with any third party relating to liability under Environmental Laws or relating to Hazardous Substances, (vi) the Company and its Subsidiaries are in compliance with all permits, licenses, certificates and other authorizations relating to Environmental Laws, and (vii) to the Knowledge of the Company, neither the Company nor its Subsidiaries is subject to any circumstances or conditions that could reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any of its properties under Environmental Laws. The Company has provided to Parent copies of all reports, surveys, studies and similar documents within the Company’s possession or control regarding compliance with Environmental Laws, the presence of Hazardous Substances and similar matters with respect to properties owned or operated by the Company or its Subsidiaries. “Hazardous Substances” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

4.12     Intangible Property.   The Company or a Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property that are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of the date of this Agreement, except as disclosed on Schedule 4.12, there are no claims pending or, to the Company’s Knowledge, threatened, that the Company or any Subsidiary is in violation of any such intangible property rights of any third party which is reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

4.13     Compliance with Laws and Orders.   Except with respect to the matters described in Sections 4.9, 4.10 and 4.11, neither the Company nor any Subsidiary is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“Laws”) or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final, (an “Order”) applicable to the Company or any Subsidiary or any of their respective assets and properties which individually or in the aggregate is material to the Company and its Subsidiaries taken as a whole.

4.14     Rights Agreement.   Assuming the accuracy of Parent’s and Newco’s representations in Section 5.9 of this Agreement, neither the execution nor the delivery of this Agreement or the Voting Agreements will result in a “Triggering Event” (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to the Merger and the transactions contemplated hereby.

4.15     Takeover Statutes.   The Board of Directors, and a committee of disinterested directors pursuant to Section 302A.673 Subd. 1(d), has taken all necessary action to render inapplicable to the Merger, the Voting Agreements and the other transactions contemplated by this Agreement the provisions of Section 302A.673 of the MBCA restricting business combinations with “interested shareholders.” Section 302A.671 of the MBCA applicable to “control share acquisitions” will not prohibit the authorization, execution, delivery and performance of this Agreement, the Voting Agreements or the consummation of the Merger by the Company. The authorization, execution and delivery of this Agreement do not, and the consummation of the transaction contemplated hereunder do not, and any formation of a “group” for purposes of Section 13(d)(3) of the Exchange Act in connection with this Agreement will not, result in a “control share acquisition” as defined in Section 302A.011 of the MBCA. No other “control share acquisition,” “fair price,” “moratorium,” or other antitakeover laws or regulations enacted under Minnesota law or U.S. federal law apply to this Agreement or the Merger or any of the transactions contemplated hereby or thereby.

4.16     Certain Agreements.   (a) Except as set forth in Schedule 4.16(a), neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule 4.16(a) or except for any such matter that would not individually or in the aggregate be material to the Company and its Subsidiaries taken as a whole, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, Scheduled Agreement (as defined in Section 4.16(b)), agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.16(a), there are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(b)        Except as set forth on Schedule 4.16(b), neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)         any (x) lease or sublease of real property or (y) other lease or sublease providing for annual rentals of $50,000 or more;

(ii)       any agreement for the sale, purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets providing for payments by or to the Company or its Subsidiaries of $100,000 or more;

(iii)      any material partnership, joint venture, development, alliance, agency, dealer, sales representative, marketing, distribution, or other similar agreement or arrangement;

(iv)       any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2001 which provided for a purchase price in excess of $1,000,000;

(v)        any mortgages, indentures, loans or credit agreements, security agreements or other written agreements or instruments relating to the borrowing of money or extension of credit individually or in the aggregate that are in excess of $100,000;

(vi)       any material agreement with any Affiliate of the Company (or any Subsidiary), with any director or officer of the Company or any of its Subsidiaries, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(vii)     any agreement containing a non-compete agreement or other covenant that in either case would by its terms limit the freedom of the Surviving Corporation or any of its Subsidiaries to compete in any material respect with any third party, other than any such agreement or covenant which does not materially impair the continued operation of the Company’s business as it is currently conducted;

(viii)    except for negotiable instruments in the process of collection, any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise) any agreement whereby Company or any of its Subsidiaries is a guarantor, surety, co-signer, endorser, co-maker, or indemnitor in respect of the contract or commitment of any other Person or entity which individually or in the aggregate could result in a payment of more than $100,000;

(ix)       any leases, subleases, easements, licenses, deeds or contracts for deed or other use agreements by which the Company or its Subsidiaries occupy or have the right to use or access land, tower or other structures or spaces (collectively “Access Rights”), other than those Access Rights for which the Company is unable to locate written documentation, the termination of which, individually or in the aggregate, is no material to the Company and its Subsidiaries taken as a whole;

(x)        any licensing or other agreements with respect to patents, trademarks, copyrights, or other intellectual properties (other than commercially available software which has a replacement value of less than $100,000);

(xi)       any investment banking agreement or financial advisory agreement; or

(xii)     any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(c)        Each agreement, contract, instrument, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to Section 4.16(b) is referred to as a “Scheduled Agreement” and is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, and is in full force and effect with respect to the Company or any Subsidiary of the Company. To the Knowledge of the Company, except as set forth on Schedule 4.16(b), each other party to any Scheduled Agreement, and none of the Company or any Subsidiary of the Company is in default or breach in any material respect under the terms of any such Scheduled Agreement, which such default or breach would be material to the Company and its Subsidiaries taken as a whole.

(d)        Except as otherwise disclosed on Schedule 4.16(d), all of the indebtedness referred to in Section 4.16(b)(v) is prepayable without penalty or premium.

4.17     Permits.   The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations, certificates and approvals of all governmental or regulatory authority that are required from them to own, lease or operate their assets and to carry on their businesses (the “Company Permits”), except where the failure to have such Company Permit would not individually or in the aggregate be material to the Company and its Subsidiaries taken as a whole. Except for the Company Permits with the FCC and under the State Communications Laws and Regulations, the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit. Schedule 4.17 sets forth a true and complete list of all Company Permits obtained from the FCC and under the State Communications Laws and Regulations. There is no outstanding notice of cancellation or termination or, the Knowledge of the Company, any threatened cancellation or termination of the Company Permits with the FCC or pursuant to the State Communications Laws and Regulations and the Company is in compliance with the terms and conditions of such Permits, except to the extent any non-compliance would not be material to the Company and its Subsidiaries taken as a whole. The Company Permits with the FCC and under the State Communications Laws and Regulations are not subject to any restrictions or conditions that limit the operation of the business, other than customary restrictions or limitations that are generally applicable to permits of that type. There are no applications by the Company or its Subsidiaries or complaints by customers before the FCC or state regulatory authorities which administer State Communications Laws and Regulations or investigations, inquiries or proceedings pending or threatened related to the Company Permits with the FCC or the state regulatory authorities which administer State Communications Laws and Regulations that could reasonably be expected to have a Company Material Adverse Effect.

4.18     Brokers and Finders.   Except for the fees and expenses payable to Stifel, Nicolaus & Company, Incorporated, which fees and expenses are reflected in its agreement with the Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.19     Opinion of Financial Advisor.   The Company has received the opinion of Stifel, Nicolaus & Company, Incorporated dated June 15, 2006, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

4.20     Assets.   (a) The Company and each of its Subsidiaries has good and marketable title, free and clear of all Liens except for Permitted Liens, to all of its respective assets and properties reflected on the balance sheet in the Company’s 2006 First Quarter 10-Q, or with respect to leased properties and assets, valid leasehold interests therein. The Company and its Subsidiaries have sufficient personal property, real property and other assets to conduct their business as presently conduct and currently proposed to be conducted. All such assets are in operating condition, ordinary wear and tear excepted.

(b)        As of the date hereof, the address and a general description of each item of real property owned by the Company and its Subsidiaries is set forth on Schedule 4.20(b). The Company and its Subsidiaries have good fee simple title to all of the owned real property, free and clear of all Liens other than Permitted Liens. The Company has not received any notices or demands that if valid would affect its ownership or rights as a tenant with respect to any property owned or leased. Except as would not be material to the Company and its Subsidiaries taken as a whole: there are no levied nor, to the Knowledge of Company, any pending special taxes or assessments relating to such real property or any part thereof; there is no condemnation or eminent domain proceeding pending or, to the Knowledge of the Company, threatened against such real property or any part thereof; all bills and claims for labor performed or materials supplied to or for the benefit of such real property which are due have been paid in full and there are no perfected or unperfected mechanics or materialmen’s liens. No such real property nor any portion thereof is listed in any national, state or local register of historic places or areas. The owned real property set forth on Schedule 4.20(b) constitutes substantially all of the owned real property used by the Company on the date hereof.

(c)        No director, officer, employee or Affiliate owns or has an interest in any material asset used in the business of the Company or any of its Subsidiaries.

4.21     Lines.   As of March 31, 2006, the Company and its Subsidiaries served a total of 29,407 telephone access lines, 7,923 video customers and 11,199 internet customers.

Article V. Representations and Warranties of Parent and Newco

Each of Parent and Newco represent and warrant jointly and severally to the Company that:

5.1        Corporate Organization and Qualification.   Each of Parent and its Subsidiaries and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Each of Parent and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby.

5.2        Authority Relative to This Agreement.   Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3        Consents and Approvals; No Violation.   Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will:

(a)        conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco;

(b)        require any consent, approval, authorization, permit or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the articles of merger pursuant to the MBCA, (iv) such filings and consents as may be required by the FCC or the FCC Rules or under the State Communications Laws and Regulations, (v) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or (viii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby;

(c)        result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate are not material to Parent and its Subsidiaries taken as a whole or adversely affect the consummation of the transactions contemplated hereby; or

(d)        assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate be material to Parent and its Subsidiaries taken as a whole or adversely affect the consummation of the transactions contemplated hereby.

5.4        Proxy Statement.   None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5        Financing.   Parent has provided to the Company a copy of the financing commitment letter from CoBank, ACB, including all exhibits, schedules or amendments thereto (the “Financing Letter”). The Financing Letter is effective and has not been withdrawn or modified and all commitment fees have been paid thereunder. Parent will use its best efforts to fulfill the conditions applicable to Parent and Newco set forth in the Financing Letter and to obtain the level and form of financing contemplated by the Financing Letter. Assuming the satisfaction of the conditions in Sections 7.1 and 7.3, below, Parent or Newco will satisfy the conditions set forth in the Financing Letter prior to the Effective Time and Parent or Newco will have and will deliver at the Effective Time all funds necessary to consummate the Merger. Parent shall keep the Company reasonably informed of the status of its financing for the Merger in a timely manner.

5.6        Newco.   Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. At Closing Newco will have equity capital of at least $54,000,000 and an equivalent amount of cash, consisting of equity contributions of cash of $18,000,000 from each of Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc.; provided, that Blue Earth Valley Communications, Inc. agrees to make an additional equity contribution equal to the amount (if any) of the $18,000,000 equity contribution not made by Arvig Enterprises, Inc.; provided, however, that Blue Earth Communication, Inc.’s agreement to make such additional equity contribution shall terminate when Arvig Enterprises, Inc. provides the Company with a copy of a firm financing commitment letter from CoBank, ACB pursuant to which CoBank ACB agrees to lend Arvig Enterprises, Inc. $18,000,000 to be used by Arvig Enterprises, Inc. to make its equity contribution, which commitment letter shall be reasonably acceptable to the Company.

5.7        Share Ownership.   As of the date hereof, Parent, Newco, the owners of Parent and their respective affiliates own no more than 3,000 shares of the Company. During the period from December 15, 2005 to the date hereof, neither Parent or Newco nor any equity owner of Parent has acquired beneficial ownership, directly or indirectly, of any Shares other than pursuant to the Voting Agreements.

5.8        Brokers and Finders.   Neither Parent nor Newco has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

Article VI. Additional Covenants and Agreements

6.1        Conduct of Business of the Company.   The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would he applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

(a)        except for shares to be issued or delivered pursuant to options outstanding on the date hereof pursuant to the Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b)        except pursuant to the Company’s stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares; provided, however, that the Company may in its discretion redeem the outstanding Rights at any time;

(c)        split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, provided that “upstream” dividends paid by a Subsidiary to the Company may be paid;

(d)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)        adopt any amendments to its Articles of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

(f)         make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities other than in the ordinary course of business consistent with past practice;

(g)        other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, investments and advances between the Company and any wholly-owned Subsidiary;

(h)        grant any increases in the compensation of any of its directors, officers or employees or make any changes to wage scales or severance agreements;

(i)         pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any director or officer or employee, whether past or present or enter into any deferred compensation benefits;

(j)         enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or key employee;

(k)        except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, Multiemployer Plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

(l)         enter into any collective bargaining agreement; or

(m)      authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2        No Solicitation of Transactions.

(a)        The Company agrees that, as of the date of this Agreement, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company and its Subsidiaries to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted prior to the date hereof with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company (a “Competing Transaction”); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if the Company receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Board of Directors determines in good faith (after consulting the Board of Directors’ independent financial advisor) (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement and (B) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation)(a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(b), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement with terms that are at least as restrictive as those pursuant to the Confidentiality Agreement (as defined below) and concurrently provides such information to Newco. The Company shall be permitted to waive the provisions of any “standstill” agreement between the Company and a Third Party to the extent necessary to permit such Third Party to submit a Competing Transaction that the Board of Directors believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction. Nothing contained in this Agreement shall prevent the Board of Directors from complying with Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation or by the rules of the American Stock Exchange.

(b)        The Company shall advise Parent orally and in writing of (i) any proposal for a Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company and (ii) the material terms of such Competing Transaction (but shall not be obligated to disclose the identity of the entity proposing the Competing Transaction). The Company will keep Parent reasonably informed of the status of, and any material changes to, the terms of any such Competing Transaction proposal in a timely manner.

6.3        Reasonable Efforts.

(a)        Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the FCC, Federal Trade Commission or Department of Justice, or under the State Communications Laws and Regulations and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets) and to contest and lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent. Each party hereto shall promptly inform the other of any material communication from the Securities and Exchange Commission, Federal Trade Commission, Department of Justice, FCC or from any other governmental entity.

(b)        Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.3 if the Company receives a Superior Competing Transaction and in the good faith opinion of the Board of Directors after consultation with its counsel such actions would breach its fiduciary duties to the Company’s shareholders under applicable law not to proceed with such Superior Competing Transaction.

6.4        Access to Information.   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this

Agreement and perform reasonable integration planning consistent with law, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreements between the Company and each of Blue Earth Valley Communications, Inc., Arvig Communications Systems, Inc. (an affiliate of Arvig Enterprises, Inc.) and New Ulm Telecom, Inc., each dated December 13, 2005, collectively (the “Confidentiality Agreement”), shall continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives hereunder.

6.5        Publicity.   The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

6.6        Indemnification of Directors and Officers.

(a)        In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company, or is or was serving at the request of the Company or any Subsidiary of the Company as a director, officer, employee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. For any claim brought within six years after the Effective Time, it is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation (which for purposes of this Section 6.6 shall include any and all Persons who acquire 15% or more of the stock or assets of the Surviving Corporation) from the Surviving Corporation’s available resources to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and after the Effective Time, Parent shall cause the Surviving Corporation from the Surviving Corporation’s available resources to, and the Surviving Corporation shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) in the event of a conflict of interest between Parent or the Company and the Indemnified Party, the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, Parent shall cause the Surviving Corporation from the Surviving Corporation’s available resources to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received and (C) the Company and the Surviving Corporation will, and Parent will cause the Surviving Corporation from the Surviving Corporation’s available resources to, use their commercially reasonable efforts to assist in the defense of any such matter; provided that none of the, the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof, provided, that the failure to so notify shall not affect the obligations of the Company, Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

(b)        Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company and the Subsidiaries of the Company in the Restated Articles of Incorporation, as amended, and Restated By-Laws of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.

(c)        For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation from the Surviving Corporation’s available resources to, maintain directors’ and officers’ liability insurance and fiduciary insurance policies covering the individuals who are presently covered by the Company’s directors’ and officers’ liability insurance and fiduciary insurance, with respect to claims arising from facts or events which occurred at or before the Effective Time by obtaining tail coverage from the underwriters of such existing insurance policies for $5 million of coverage, or policies that are no less favorable to the Indemnified Parties, than such policies, so long as such policies are available for an annual premium which is no more than $71,000; provided, that if the annual premium for such policies is more than $71,000, then the Surviving Corporation shall only be obligated to obtain policies in an amount and scope as great as can be obtained for an annual premium of $71,000; provided further that instead of paying annual premiums as provided above, and provided the total cost is no more than $124,000, at or immediately following the Effective Time the Company shall buy a one-time tail policy providing the above coverage that covers a period of six years from the Effective Time.

(d)        This Section 6.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.6.

(e)        In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

(f)         To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

6.7        Employees.   Surviving Corporation hereby agrees to honor (without material modification) and at the Effective Time the Surviving Corporation shall be deemed to have assumed the Change of Control Agreements, Severance Policies, and Skucius Agreement referenced on Schedule 6.7.

6.8        ESPP and Option Plans; ESOP and 401(k) Plans.   (a)   The Company shall terminate the ESPP as of the Effective Time. The Company will take actions necessary so that each option (whether or not such option is then exercisable and whether or not such option is “in-the-money”) outstanding under the 1990 Stock Plan and the 1999 Stock Plan that is not exercised prior to the Effective Time will be cancelled, and for options which are “in-the-money,” in exchange for the lump sum payment referred to in Section 3.2.

(b)        The Company shall continue to make contributions to its 401(k) Plan and ESOP consistent with past practice through the pay period preceding the Effective Time, and shall amend the ESOP to assure an allocation to ESOP participants through that date. As soon as practicable following the Effective Time, the ESOP shall be merged into the Company’s 401(k) Plan. Prior thereto, counsel for the Company shall prepare the documents necessary to effectuate the merger of the ESOP the 401(k) Plan and, if such merger requires an amendment to the 401(k) Plan, and prepare such amendment as is required. For a period of at least two years following the Effective Time, the trustee of the 401(k) Plan shall at all times be an institutional trustee with assets of not less than $1 billion, and the 401(k) Plan shall at all times provide that all participants shall be eligible to receive a distribution of their benefits under the 401(k) Plan upon termination of employment.

6.9        Resignations.   The Company shall use reasonable efforts to obtain the resignations of the officers (from offices held) and directors of the Company and each of its Subsidiaries as of the Effective Time.

6.10     Certain Proceeds.   The Company and each of its Subsidiaries shall, with respect to (i) the proceeds from the sale, merger or other transfer of assets outside of the ordinary course of business and (ii) proceeds received from Rural Telephone Bank, either (x) use such proceeds to repay indebtedness or (y) deposit such proceeds, and cause such proceeds to remain on deposit, in an account consisting exclusively of short term, interest bearing government securities.

6.11     Funds Available at Closing.   Assuming the satisfaction of the conditions in Sections 7.1 and 7.3, below, Parent or Newco will have and will deliver at the Effective Time all funds necessary to consummate the Merger.

Article VII. Conditions to Consummation of the Merger

7.1          Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        Shareholder Approval.   The Merger and this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable law and the Restated Articles of Incorporation, as amended, of the Company.

(b)        Injunction.   There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or that would create a Company or Parent Material Adverse Effect; provided, however, that prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

(c)        Governmental Filings and Consents.   All governmental consents, orders and approvals (i) set forth on Schedule 7.1(c), (ii) such other consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except in the case of Clause (ii), where the failure to obtain any such consent would not reasonably be expected to have a Parent Material Adverse Effect (assuming the Merger had taken place), and (iii) the waiting periods under the HSR Act shall have expired or been terminated and the FCC and applicable state regulatory bodies issuing consents and orders pursuant to State Communications Laws and Regulations shall have issued final orders that are not subject to appeal, reversal, reconsideration or stay; provided however that such consents, orders and approvals shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any governmental or regulatory authority any condition, requirement or restriction.

7.2        Conditions to the Company’s Obligations to Effect the Merger.   The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)        The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) for such exceptions that do not individually or in the aggregate constitute a Parent Material Adverse Effect) and the Company shall have received a certificate of the President or a Vice President of Newco to the foregoing effect.

(b)        Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Newco to the foregoing effect.

7.3        Conditions to the Parent’s and Newco’s Obligations to Effect the Merger.   The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)        The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) for such exceptions that do not individually or in the aggregate constitute a Company Material Adverse Effect), and the Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(b)        The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(c)        The consents and approvals set forth on Schedule 7.3(c) shall have been obtained with no material adverse conditions attached and expense material to the Company and Subsidiaries considered in the aggregate shall have been imposed on the Company.

(d)        The holders of not more than 3% of the outstanding Shares shall have exercised dissenters rights under the MBCA.

(e)        There shall not have been instituted or pending any proceeding by any governmental authority or other Person (i) challenging or seeking to make illegal or otherwise restrain or prohibit consummation of the Merger or seeking to obtain material damages relating to consummation of the Merger or (ii) seeking to restrain or prohibit Parent’s ownership or operation of all or any material portion of the assets or business of the Company or its Subsidiaries, taken as a whole, or to compel Parent or to dispose of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole.

(f)         The sale of Midwest Wireless Holdings L.L.C. to ALLTEL Corporation shall have been consummated without (i) any material modification to the terms and conditions set forth in the Transaction Agreement dated November 17, 2005 between Midwest Wireless Holdings L.L.C. and ALLTEL Corporation and its subsidiary, and (ii) no modification to the cash merger consideration provisions in the Transaction Agreement, and at the closing contemplated under the Transaction Agreement the Company and its Subsidiaries that are members of Midwest Wireless Holdings L.L.C. shall have received such cash merger consideration (other than escrowed amounts) to which they are entitled under the terms of such Transaction Agreement; and with respect to Pine Island Cellular Telephone Company (“PICTC”), (x) PICTC shall have been liquidated, (y) Pine Island Telephone Company (“Telephone Company”) shall have received its 51% share of the above cash merger consideration (other than the escrow amounts) received by PICTC net of PICTC’s related tax obligations, and an assignment of its 51% share of such escrow amounts to be received by PICTC, and (z) Telephone Company and the other shareholder of PICTC shall have entered into an agreement as part of the liquidation documentation or otherwise acknowledging that there are no outstanding claims of any kind between them related to PICTC or by PICTC against Telephone Company with the exception of taxes,and that with respect to taxes , Telephone Company’s direct or indirect 51% share of any taxes owing with respect to PICTC’s share of Midwest Wireless L.L.C. 2006 income, and Telephone Company’s direct or indirect 51% share of the taxes paid by or interest or other charges owing to PICTC or the other shareholder of PICTC , do not exceed in the aggregate $1,800,000; provided, that the Company shall use its best efforts to reduce the amount of such interest and other charges..

(g)        On the Closing Date, the Targeted Excess of Debt Minus Working Capital (as defined under Section 9.10(f)) of the Company as of the Reference Date that is applicable to the Closing Date shall not be greater than the respective amount for such Reference Date as set forth in Section 9.10 hereto.

(h)        [intentionally deleted]

(i)         With respect to outstanding options under the Option Plans, all holders of options under the Option Plan shall have either (i) exercised their options prior to the Effective Time, paid the option exercise price and shall have been issued the shares respectively purchased pursuant to such exercise, or (ii) shall have entered into a legally binding agreements which provides that each option granted to such holder shall be cancelled as of the Effective Time subject only to the right to receive the consideration described in the last proviso of Section 3.2(a); provided that, to the extent options are not exercised or cancelled, all such options shall be cancelled pursuant to the Option Plans as amended.

(j)         [intentionally deleted]

(k)        All costs and expenses incident to the Merger and the other transactions contemplated by this Agreement, including the fees and expenses of Stifel, Nicolaus & Company, Incorporated, Lindquist & Vennum PLLP, and other advisors, counsel and accountants (“Transaction Costs”) shall have been paid in full.

(l)         The Company and its subsidiaries shall continue to make expenditures in the ordinary course of business through the Closing Date reasonably consistent with their 2006 capital expenditure budget of $4.277 million, subject to seasonal deferments consistent with past practices.

(m)      The aggregate amount of Shares together with Shares which may be purchased upon exercise of options outstanding under the Option Plans shall not exceed 4,393,826, subject to an increase of not more than 725 shares acquired upon payment of an exercise price of approximately $26.60 per share paid to acquire each such share upon the termination of the ESPP.

Article VIII. Termination; Amendment; Waiver

8.1        Termination by Mutual Consent.   This Agreement maybe terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

8.2        Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable or (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held or any adjournment or postponement thereof, (iii) the Effective Time shall not have occurred on or before December 31, 2006, provided, that either Parent or the Company may upon written notice to the other party unilaterally extend such date from December 31, 2006 to January 31, 2007 (the latter of such applicable dates referred to in this Agreement as the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

8.3        Termination by Parent.   This Agreement may be terminated by Parent and the Merger may be abandoned at any time prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (ii) any breach of a representation or warranty of the Company contained in this Agreement shall have occurred that would cause the condition set forth in Section 7.3(a) not to be satisfied; provided, that such failure to satisfy such condition is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (iii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco.

8.4        Termination by the Company.   This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) the Transaction Agreement dated November 17, 2005 by and between Midwest Wireless Holdings L.L.C. and ALLTEL Corporation is terminated and the transactions contemplated thereunder abandoned, provided, that Parent and the Company agree to wait thirty (30) days thereafter to terminate this Agreement, (ii) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure, (iii) any breach of a representation or warranty of Newco or Parent contained in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied; provided, that such failure to satisfy such condition is not cured, or is incapable of being cured, within 30 days after receipt by Parent of written notice of such failure, or (iii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction; provided, with respect to this clause (iii), that the Company shall have paid the Termination Fee specified in Section 8.5(b), below.

8.5        Effect of Termination.

(a)        In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 8.6, 9.1 and 9.2 and the last two sentences of Section 6.4; provided, that, except in connection with actions taken related to a Superior Competing Transaction, nothing contained in this Section 8.5 or in Section 8.6 shall relieve any party from liability for any knowing or willful breach of any representation or warranty herein, or any knowing or willful breach of any covenant or other agreement contained in this Agreement.

(i)         For purposes of this Section 8.5, and pursuant to the provisions of this Section 8.5, the following events of termination may result in the obligation to pay the Termination Fee defined in clause (ii) of the Section 8.5, and the effective date of termination based upon any of the following events shall be a “Termination Notice Date”:

(A)       by Parent pursuant to Section 8.3(iii),

(B)       by either Parent or the Company pursuant to Section 8.2(ii),

(C)       by the Company pursuant to Section 8.2(iii), or

(D)                    by Parent pursuant to Sections 8.3(i) or 8.3(ii) in circumstances where the Company fails to cure within a reasonable period of time with respect to a matter that it is reasonably capable of curing or fails to take action within a reasonable period of time which it is reasonably capable of taking in order to satisfy its obligations in Sections 8.3(i) and 8.3(ii), provided, that the foregoing cure or action period shall not be greater than ninety (90) days in any circumstances.

(ii)       If (Y) prior to a Termination Notice Date, the Company had received a proposal or offer for a Superior Competing Transaction; a Person or group advises the Company it proposes, intends to propose or is considering proposing a Competing Transaction if the Merger is delayed, abandoned or not approved by the Company’s shareholders; or any Person or group publicly announces it intends to propose or is considering proposing a Competing Transaction if the Merger is delayed, abandoned or not approved by the Company’s shareholders (any such action being herein referred to as a “Standstill Announcement”), and (Z) in any such case, within twelve (12) months after the applicable Termination Notice Date the Board of Directors of the Company enters into a definitive agreement in respect of, or approves or recommends, a Superior Competing Transaction with the Person or group or an Affiliate of the Person or group making the Standstill Announcement, or agrees or resolves to do the foregoing, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount of $3,500,000 (the “Termination Fee”), in the case of clause (A) in Section 8.5(i) above, within two business days following Termination Notice Date applicable thereto, or, in the case of clauses (B), (C) or (D) in Section 8.5(i) above, not later than the earliest of the date of such definitive agreement, approval, recommendation, agreement or resolution. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee, by Parent pursuant to the provisions of this Section 8.5, shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due.

8.6        Expense Reimbursement.   (a)             If:

(i)         Parent or the Company terminates this Agreement pursuant to Section 8.2(ii);

(ii)       Parent terminates this Agreement pursuant to Section 8.2(iii), but only if the failure to close by such Termination Date is due to the non-satisfaction or the failure of the Company to perform any of its obligations under Section 7.3 of this Agreement to be performed at or prior to the Termination Date, which non-satisfaction or failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure; or

(iii)      Parent terminates pursuant to Sections 8.3(i), 8.3(ii) or 8.3(iii),

then the Company shall, within two business days of receipt of reasonable documentation, pay to Parent its reasonable out-of-pocket expenses incurred from and after April 27, 2006 by or on behalf of Parent or Newco in connection with the due diligence investigation, negotiation, preparation, financing, execution or consummation of this Agreement and the transactions contemplated hereby, including reasonable legal, accounting, travel, filing, printing, financing commitment costs and other out-of-pocket expenses (excluding any percentage or success fees based upon a closing of the transactions contemplated hereby). Any amount payable under this Section 8.6(a) shall be credited against any Termination Fee paid or which becomes payable.

(b)        If:

(i)         the Company terminates this Agreement pursuant to Section 8.2 (iii) but only if the failure to close by such Termination Date is due to the non-satisfaction or the failure of Parent or Newco to perform in any material respect any of its obligations under Section 7.2 of this Agreement to be performed at or prior to the Termination Date, which non-satisfaction or failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure;

(ii)       the Company terminates this Agreement pursuant to Sections 8.4(ii) or 8.4(iii),

then Parent or Newco shall, within two business days of receipt of reasonable documentation, pay to the Company its reasonable out-of-pocket expenses incurred from and after April 27, 2006 by or on behalf of the Company or its Subsidiaries in connection with the negotiation, preparation, execution or consummation of this Agreement and the transactions contemplated hereby, including reasonable legal, accounting, travel, filing, printing, and other out-of-pocket expenses (excluding any percentage or success fees based upon a closing of the transactions contemplated hereby). The obligations of Parent and

Newco under this Section 8.6(b) are the joint and several obligations of Newco and each party comprising Parent.

8.7        Extension; Waiver.   At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article IX. Miscellaneous and General

9.1        Payment of Expenses.   Except as set forth in Section 8.6, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, each party shall be responsible for one-half of any filing fee under the HSR Act.

9.2        Survival of Representations and Warranties; Survival of Confidentiality.   The representations and warranties made herein shall not survive beyond the earlier of the termination of this Agreement or the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms applies or is to be performed after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

9.3        Modification or Amendment.   Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders.

9.4        Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

9.5        Counterparts.   For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.6        Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of law thereof.

9.7        Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given when delivered personally or one business day after being sent by overnight courier or three business days after being sent by registered or certified mail, postage prepaid, or when sent by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

If to Company
Hector Communications Corporation
211 South Main Street
Hector, Minnesota 55342
Attn: Paul N. Hanson
Facsimile No. (320) 848-2702
With a copy to:
Lindquist & Vennum, PLLP
80 South Eighth Street
4200 IDS
Minneapolis, MN 55402
Attn: Richard A. Primuth, Esq.
Facsimile No.: (612) 371-3207
If to Parent or Newco:
Blue Earth Valley Communications, Inc.
123 West 7th
Blue Earth, MN 56013
Attn: Rob Hammond
Facsimile No.: (507) 526-4597
With a copy to:
Leonard, Street and Deinard P.A.
Suite 2300
150 South Fifth Street
Minneapolis, MN 55402
Attn: Steven D. DeRuyter, Esq.
Facsimile: (612) 335-1657

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

9.8        Entire Agreement;Assignment.   This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

9.9        Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than from and after the Effective Time the right to receive the consideration payable in the Merger pursuant to Article III hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that from and after the Effective Time the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties; provided further however that from and after the Effective Time the provisions of Section 6.7 shall be enforceable against the Surviving Corporation by the beneficiaries of the provisions of Section 6.7 hereof and Schedule 6.7 hereto.

9.10     Certain Definitions. As used herein:

(a)        An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b)        “Change of Control Agreement” means any agreement substantially in the form of the agreement supplied with Schedule 6.7 hereto between the Company and any employee of the Company that provides such employees the opportunity to receive retention payments and severance payments on the terms and conditions set forth therein.

(c)        “Company Material Adverse Effect” shall mean any adverse change, or change, event or occurrence reasonably expected to have an adverse change, in the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any (i) changes or effects resulting from general changes in economic, market, financial or capital market, regulatory or political conditions, and changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, which in each case have not had and are not reasonably expected to have a disproportionate effect on the Company and its Subsidiaries taken as a whole or (ii) changes which result from the announcement or the consummation of the transactions contemplated hereby.

(d)        “Knowledge of the Company” shall mean the actual knowledge of Curtis A. Sampson, Steven H. Sjogren, Charles A. Braun or Paul N. Hanson and any individuals directly reporting to the foregoing individuals, and each of the members of the Boards of Directors of the Company and its Subsidiaries.

(e)        “Lien” means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, right of purchase, right of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

(f)         “Targeted Excess of Debt Minus Working Capital” shall mean the amount by which the aggregate long term indebtedness and current liabilities of the Company and its Subsidiaries on a consolidated basis exceed the current assets of the Company on a consolidated basis, each such amount to be determined in accordance with generally accepted accounting principles as applied by Company management on the same basis that was used to prepare the Company’s consolidated balance sheet at December 31, 2005 filed with the Securities and Exchange Commission, provided that, notwithstanding the foregoing and based on the information presented in Schedule 9.10(f), the following items shall not be included in calculating Targeted Excess of Debt Minus Working Capital as of each of the Reference Dates set forth below.

1.                              Transaction costs up to $3.5 million (including printing, proxy solicitors, investment banking fees and legal fees, but excluding costs associated with cleanup of real estate title matters identified by Parent) paid by Company from March 31, 2006 to the Effective Time.

2.                              Proceeds received from stock options exercised in advance of the Closing.

3.                              Any transaction related to the liquidation of Pine Island Cellular (PIC), except for the $1,158,000 12/31/05 accrual of PIC taxes and 2006 PIC taxes from operations.

4.                              Proceeds received upon the sale of Midwest Wireless Holdings, L.L.C. liquidation.

The Reference Dates and Targeted Excess of Debt Minus Working Capital amounts applicable to determining compliance with Section 7.3(g) on the Closing Date are as follows:

Period During Which Closing Date Occurs	Reference Date	Targeted Excess of Debt Minus Working Capital
08/26/06 – 09/25/06	7/31/2006	-19,321,046
9/26/06 – 10/25/06	8/31/2006	-18,852,526
10/26/06 – 11/25/06	9/30/2006	-18,384,006
11/26/06 – 12/25/06	10/31/2006	-17,915,486
12/26/06 – 01/25/07	11/30/2006	-17,446,966
01/26/07 – 02/25/07	12/31/2006	-16,978,446

(g)        “Parent Material Adverse Effect” shall mean any adverse change, or change, event or occurrence reasonably expected to have an adverse change, in the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding (i) any changes or effects resulting from general changes in economic, market, regulatory or political conditions, and changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, which in each case have not had and are not reasonably expected to have a disproportionate effect on the Company and its Subsidiaries taken as a whole or (ii) changes which result from the announcement or the consummation of the transactions contemplated hereby.

(h)        “Permitted Liens” means: (i) Liens for taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement for sums not delinquent or being contested in good faith by appropriate proceedings, (iii) inchoate Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, materially impair the value of the assets of the Company and its Subsidiaries or interfere with the ordinary conduct of the business of the Company and its Subsidiaries, (iv) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, materially impair the value of the assets of the Company and its Subsidiaries or interfere with the ordinary conduct of the business of the Company and its Subsidiaries or rights to any of its assets, (v) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances existing on property which would not and will not materially impair the value of the assets of the Company and its Subsidiaries or interfere with the ordinary conduct of the business of the Company and its Subsidiaries or rights to any of its assets, and (vi) any defects, irregularities or deficiencies in title to easements, leases, licenses, rights-of-way or other use agreements that do not materially affect the value of any asset of the Company and its Subsidiaries.

(i)         “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(j)         “Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (a) a Person or any other Subsidiary of such Person is a general partner or managing member, or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by a Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries, or (c) if there is no board of directors, a majority of the voting interests of an entity is, directly or indirectly, owned or controlled by a Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries. With respect to the Company, Subsidiary includes Alliance Telecommunications Corporation and its Subsidiaries.

9.11     Obligation of Parent.   Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action.

9.12     Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.13     Captions.   The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

HECTOR COMMUNICATIONS CORPORATION
By:	/s/ CURTIS A. SAMPSON
Name: Curtis A. Sampson
Title: Chief Executive Officer
BLUE EARTH VALLEY COMMUNICATIONS, INC.
By:	/s/ ROBERT L. HAMMOND, JR.
Name: Robert L. Hammond, Jr.
Title: Chief Operating Officer
ARVIG ENTERPRISES, INC.
By:	/s/ ALLEN R. ARVIG
Name: Allen R. Arvig
Title: President
NEW ULM TELECOM, INC.
By:	/s/ BILL OTIS
Name: Bill D. Otis
Title: CEO/President
HECTOR ACQUISITION CORP.
By:	/s/ BILL OTIS
Name: Bill D. Otis
Title: President

Appendix B

Opinion of Stifel, Nicolaus & Company, Incorporated

June 15, 2006

Board of Directors
Hector Communications Corporation
211 South Main Street
PO Box 428
Hector, MN 55342

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Hector Communications Corporation, a Minnesota corporation (“Hector” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (collectively, “Parent”), Hector Acquisition Corp., a Minnesota corporation and a direct wholly-owned subsidiary of Parent (“Newco”), and the Company pursuant to which Newco shall be merged (the “Merger”) with and into Hector. Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of common stock, $.01 par value, of the Company, other than Dissenting Shares (as defined in the Merger Agreement) and shares of the Company’s common stock owned by Parent, Newco or any direct or indirect wholly-owned subsidiary of Parent (each a “Share” and collectively the “Shares”), shall be canceled and extinguished and converted into the right to receive $36.40 per Share in cash, on terms and conditions more fully set forth in the Merger Agreement (the “Merger Consideration”).

You have requested Stifel Nicolaus’ opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Shares pursuant to the Merger Agreement in connection with the Merger.

In connection with our opinion, we have, among other things:

(i)                   reviewed and analyzed a draft copy of the Merger Agreement dated June 15, 2006 (the “Draft Merger Agreement”);

(ii)               reviewed and analyzed the audited consolidated financial statements of the Company contained in its Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of the Company contained in its Form 10-Q for the quarter ended March 31, 2006;

(iii)           reviewed and analyzed certain other publicly available information concerning the Company;

(iv)             reviewed and analyzed certain internal information, primarily financial in nature, concerning the business and operations of the Company prepared by the management of the Company;

(v)                 reviewed the reported prices and trading activity of the publicly traded stock of the Company;

(vi)             reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we considered might have relevance to our inquiry;

(vii)         reviewed the financial terms, to the extent publicly available, of certain corporate acquisition transactions that we considered might have relevance to our inquiry;

(viii)     held meetings and discussions with certain directors, officers and employees of the Company concerning the past and current operations, financial condition and prospects of the Company;

(ix)             reviewed the Transaction Agreement dated November 17, 2005 between Midwest Wireless Holdings L.L.C. and ALLTEL Corporation and its subsidiary (the “Midwest Wireless Agreement”);

(x)                 reviewed and considered certain information relating to the Company’s prior engagement of Legg Mason Wood Walker, Inc. (“Legg Mason”); and

(xi)             conducted such other financial studies, analyses and investigations and reviewed such other information that we considered might have relevance to our inquiry.

In connection with our review, we relied upon, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Company. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make such information incomplete or misleading. Stifel Nicolaus assumed, with the consent of management of the Company, that any material liabilities (contingent or otherwise, known or unknown) of the Company are set forth in its financial statements.

Stifel Nicolaus has also relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us by the Company, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Company. We acknowledge that the Company has informed us that such forecasts and projections were not prepared with the expectation of public disclosure, and that all such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and business conditions, and that accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel Nicolaus has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this opinion. Our opinion does not consider, address or include: (a) the tax consequences of the Merger on the holders of Shares or (b) the rights associated with the Shares to purchase the Company’s Junior Participating Preferred Stock pursuant to the Rights Agreement dated as of July 27, 1999 between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent. We have also assumed that the definitive Merger Agreement will not differ materially from the Draft Merger Agreement that we reviewed, that the Merger, and any other transactions contemplated by the Merger Agreement, will be consummated on the terms and conditions described in the Draft Merger Agreement, without any waiver of material terms or conditions by the Company or Parent, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company. We have further assumed that, prior to the closing or consummation of the Merger: (a) the transactions contemplated by the Midwest Wireless Agreement will be consummated on the terms and conditions described in the Midwest Wireless Agreement without any waiver of material terms or conditions by the parties thereto, and (b) the Company and its subsidiaries that are members of Midwest Wireless Holdings L.L.C. shall have received such merger consideration (other than escrowed amounts) to which they are entitled under the terms of the Midwest Wireless Agreement.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We have also acted as financial advisor to the Board of Directors of the Company (the “Board”) and will receive an additional fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Legg Mason, the prior owner of part of the Stifel Nicolaus Capital Markets business, provided investment banking services to the Company and received customary fees for its services.

It is understood that this letter is for the information of, and directed to, the Board in its evaluation of the Merger and is not to be relied upon by any shareholder of the Company or any other person or entity. Our opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how to vote at any shareholders’ meeting at which the Merger is considered. Additionally, our opinion does not compare the relative merits of the Merger with those of any other transaction or business strategy which may have been available to or considered by the Company as alternatives to the Merger and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Shares in connection with the Merger pursuant to the Merger Agreement is fair to such holders, from a financial point of view.

Very truly yours,
STIFEL, NICOLAUS & COMPANY, INCORPORATED

Appendix C

Minnesota Statutes Regarding Right to Dissent From Corporate Actions

Minnesota Statutes, Section 302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a)                             unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

i)                               alters or abolishes a preferential right of the shares;

ii)                           creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

iii)                       alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

iv)                         excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

v)                             eliminates the right to obtain payment under this subdivision;

b)                            a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

c)                             a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A. 626;

d)                            a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

e)                             a plan of conversion adopted by the corporation; or

f)                               any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2. Beneficial owners.

a)                             A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

b)                            A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3. Rights not to apply.

a)                             Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of

i)                               the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or

ii)                           the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

b)                            If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

c)                             Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

i)                               The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

ii)                           The applicability of clause (1) is determined as of:

(a)                        the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(b)                       the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

iii)                       Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subdivision 4. Other rights.   The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

Minnesota Statutes, Section 302A.473. Procedures for asserting dissenters’ rights

Subdivision 1. Definitions.

a)                             For purposes of this section, the terms defined in this subdivision have the meanings given them.

b)                            “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

c)                             “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

d)                            “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subdivision 2. Notice of action.   If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3. Notice of dissent.   If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4. Notice of procedure; deposit of shares.

a)                             After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

i)                               the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

ii)                           any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

iii)                       a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

iv)                         a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(a)                        In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5. Payment; return of shares.

a)                             After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

i)                               The corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

ii)                           An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

iii)                       A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

b)                            The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

c)                             If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6. Supplemental payment; demand.   If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7. Petition; determination.   If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8. Costs; fees; expenses.

a)                             The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

b)                            If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

c)                             The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Location of meeting on map	HECTOR COMMUNICATIONS CORPORATION SPECIAL MEETING OF SHAREHOLDERS , , 2006 a.m./p.m. Location to be determined proxy

This proxy is solicited by the Board of Directors of Hector Communications Corporation for use at the Special Meeting scheduled to be held on                       , 2006.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted FOR Item 1.

Only shareholders of record at the close of business on                       , 2006 will be entitled to receive notice of and to vote at the Special Meeting.

By signing the proxy, you revoke all prior proxies and appoint Curtis A. Sampson, Steven H. Sjogren and Paul N. Hanson or any of them, with full power of substitution, to vote your shares on the matter described on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—                                  —QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on                                      ,  2006.

• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•

Follow the simple instructions the voice provides you.

VOTE BY INTERNET—www.eproxy.com/xxxx/—QUICK *** EASY *** IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on        , 2006.

• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hector Communications Corporation, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

—Please fold here—

The Board of Directors Recommends a Vote FOR Item 1.

1.              Proposal One:  To approve and adopt the Agreement and Plan of Merger dated as of June 27, 2006 among Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc., New Ulm Telecom, Inc., Hector Acquisition Corp. and Hector Communications Corporation:

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

2.              In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

Dated:

Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.